SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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                UNITED RETAIL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

__________________________________

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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United Retail Group, Inc. 365 West Passaic Street Rochelle Park, New Jersey 07662

May 17, 2007

Dear Stockholder:

I wish to extend a cordial invitation to the 15th Annual Meeting of the stockholders of United Retail Group, Inc., which will be held at the Marriott Glenpointe Hotel, 100 Frank W. Burr Blvd., Teaneck, New Jersey 07666 (telephone no. 201-836-0600), on June 15, 2007 at 11 o’clock in the morning.

Formal notice of the Annual Meeting and the Proxy Statement are contained on the following pages. The 2006 Annual Report of the Company, including the Annual Report on Form 10-K and my letter to stockholders, is enclosed. I urge that you read the Proxy Statement and the Annual Report and then cast your vote on the accompanying proxy.

Please be sure to mark, date, sign and return the proxy promptly, so that your shares will be represented at the meeting.

I look forward to greeting you at the meeting, reporting on the Company’s business and outlook, hearing your views and answering your questions.

Sincerely yours, /s/RAPHAEL BENAROYA Raphael Benaroya Chairman

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IMPORTANT: To ensure the presence of a quorum at the meeting, it is important that your stock be represented, whether or not you plan to attend. Please mark, date and sign the accompanying proxy and return it promptly in the enclosed postpaid envelope. This proxy is solicited by the Board of Directors of the Company.

UNITED RETAIL GROUP, INC.

365 West Passaic Street

Rochelle Park, New Jersey 07662

(201) 909-2200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 15th Annual Meeting of the stockholders of United Retail Group, Inc. will be held at the Marriott Glenpointe Hotel, 100 Frank W. Burr Blvd, Teaneck, New Jersey 07666 (telephone no. 201-836-0600), on June 15, 2007, at 11 o’clock in the morning to elect nine directors and transact any and all other business that may properly come before the meeting.

A list of stockholders may be examined during business hours during the 10 days preceding the date of the Annual Meeting of Stockholders either at the meeting site or the address listed on the letterhead above.

The Board of Directors fixed May 9, 2007 as the record date for the determination of stockholders entitled to vote at this meeting and only stockholders of record on that date shall be entitled to vote.

By Order of the Board of Directors, /s/KENNETH P. CARROLL Kenneth P. Carroll
May 17, 2007	Secretary

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UNITED RETAIL GROUP, INC.

365 West Passaic Street

Rochelle Park, New Jersey 07662

PROXY STATEMENT

Dated May 17, 2007

ANNUAL MEETING OF STOCKHOLDERS

June 15, 2007

The accompanying proxy is solicited by the Board of Directors of United Retail Group, Inc. (the “Company”) to be voted at the Annual Meeting of Stockholders to be held June 15, 2007 and any adjournments thereof. When the proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted “FOR” election of the nominees named in this Proxy Statement.

Any stockholder giving a proxy, however, has the power to revoke it prior to its exercise by notice of revocation to the Company in writing or by execution of a subsequent proxy (provided that such action must be taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken) or by voting in person at the Annual Meeting. If a stockholder wishes to give a proxy to someone other than the individuals named as proxies in the enclosed form of proxy, he or she may cross out the names of the proxies appearing in the enclosed proxy, insert the name(s) of some other person(s), initial the insertion and sign and date the proxy for use at the meeting place by the named person(s).

However, if you are a Company associate who owns stock through the Retirement Savings Plan or the Employee Stock Purchase Plan, in lieu of a proxy a form instructing the trustee how to vote the shares on your behalf is enclosed.

If you plan to attend the meeting and vote in person, a ballot will be available when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the record date for voting, May 9, 2007.

The shares entitled to vote at the meeting consist of shares of Common Stock of the Company, with each share entitling the holder of record to one vote. At the close of business on May 9, 2007, the record date for the Annual Meeting, there were outstanding 13,975,759 shares of Common Stock, including 279,870 shares that are held by the trustee of the Company’s Supplemental Retirement Savings Plan and voted by an administrative committee of Company personnel. This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about May 17, 2007.

A table of contents appears on the last page of this Proxy Statement.

ELECTION OF DIRECTORS

Nominees

Nine nominees for the Board of Directors of the Company will be elected at the 15th Annual Meeting of Stockholders for a term expiring at the Annual Meeting of Stockholders in 2008 or until their successors are elected and qualified. In the event any of the nominees shall be unable to serve as a Director, it is intended that the proxies will be voted for the election of a person nominated by the Board of Directors in substitution. The Company has no reason to believe that any nominee for the Board of Directors will be unable to serve as a Director if elected.

Stockholders who wish to nominate persons for election as Directors do so by a notice of nomination to the Secretary of the Company delivered or mailed and received not less than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders.

No person may be elected as a Director unless nominated by the Board of Directors or by a stockholder in the manner described above. (No nomination was received from a stockholder this year.)

The election inspectors appointed for the 15th Annual Meeting of Stockholders will determine whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Election of directors will be determined by a plurality of the votes cast at the Annual Meeting on the election of directors.

Proxies that withhold authority to vote and broker non-votes, if any, will be counted only for quorum purposes and will have no effect on the vote for the election of Directors.

Business and Professional Experience

The incumbent Directors, who have been proposed by the Board of Directors for reelection, are listed below.

Mr. Raphael Benaroya, age 59, has been the Chairman of the Board, President and Chief Executive Officer of the Company and its predecessor businesses at The Limited, Inc. for more than 20 years. (He is also the Managing Director of American Licensing Group, LP, a private consumer goods brand-consulting firm.) Previously, he was an Executive Vice President of Jordache Enterprises, Inc., an apparel manufacturer, from 1984 to 1982. Earlier, he was an officer of the Izod Lacoste Division of General Mills, Inc., rising to the position of Executive Vice President. Mr. Benaroya is also Presiding Director of the Board of Directors of Russ Berrie and Company, Inc.

Mr. George R. Remeta, age 57, has been an officer of the Company and its predecessor businesses for more than 20 years, most recently as the Vice Chairman of the Board and Chief Administrative Officer of the Company. Previously, he was Vice President of Management Information Systems of The Great A & P Tea Company.

Mr. Joseph A. Alutto, age 66, a Director of the Company since 1992, has been Executive Dean of the Professional Colleges at Ohio State University since 1998, as well as Dean of the Max M. Fisher School of Business at Ohio State University since 1991. Effective July 1, 2007, Mr. Alutto has been named Executive Vice President and Provost of Ohio State University. He has been active as a consultant on management training, including service as a member of the U.S. Department of Commerce Advisory Board on Management Training in The People’s Republic of China from 1991 to 1985. Mr. Alutto is also a director of M/I Homes, Inc., a builder of single family residences, and Nationwide Financial Services, Inc.

Mr. Joseph Ciechanover, age 73, a Director of the Company since 1995, has been President of The Challenge Fund-Etgar L.P., a private venture capital fund, since 1995. Previously, he was Chairman of the Board of El Al Israel Airlines, Ltd. from 2001 to 1995. Earlier, he was Chairman of Israel Discount Bank Ltd., a commercial bank in Israel with a subsidiary in the United States, from 1993 to 1985. From 1994 to 1980, he was also President of PEC Israel Economic Corp., a holding company listed on the New York Stock Exchange with interests in various industries, principally in Israel. Mr. Ciechanover is also a director of Nova Measuring Instruments Ltd..

Mr. Ross B. Glickman, age 58, a Director of the Company since 2006, has been Chairman and Chief Executive Officer of Urban Retail Properties Co., a leading private real estate developer and third-party real estate manager, since 2001.

Mr. Michael Goldstein, age 65, a Director of the Company since 1999, was Chairman of the Toys “R” Us Childrens’ Fund, a charitable foundation, from 2006 to 2001. Previously, he was Chairman of the Board of Toys “R” Us, Inc., a retail store chain, from 2000 to 1998 and was Chief Executive Officer of that company from January 2000 to September 1999 and for several years prior to 1999. Mr. Goldstein is also a director of Bear, Stearns & Co., Inc., 4 Kids Entertainment, Inc., Martha Stewart Living Omnimedia, Inc., Medco Health Solutions, Inc. and Pacific Sunwear of California, Inc.

Mr. Ilan Kaufthal, age 59, a Director of the Company since 1992, has been a Vice Chairman of Bear, Stearns & Co., Inc., an investment banking firm, since May 2002.

Mr. Vincent P. Langone, age 64, a Director of the Company since 1994, has been the President and Chief Executive Officer of Interbuild International, Inc., a private consulting and equity investment company, since 2002 except for a portion of 2006, when he was the President and Chief Executive Officer of Pregis Corporation, a leading multinational packaging company.

Richard W. Rubenstein, Esq., age 62, a Director of the Company since 1991, has been a partner at Squire, Sanders & Dempsey, a law firm, since 1994.

Information Concerning the Board of Directors

The Company’s Board of Directors held ten meetings in fiscal 2006, most of which included an executive session composed only of non-management Directors. During fiscal 2006, all of the Directors attended 75% or more of the total number of meetings of the Board and of committees of the Board on which they served except that Mr. Glickman attended 71%.

The Board of Directors has determined that each of the nonmanagement Directors is independent, as that term is defined in Rule 4200(a)(15) of the NASDAQ Manual. (This determination does not imply that the management Directors have not exercised their judgment in good faith in the best interests of the Company and its stockholders.) The Board made its determination separately for each nonmanagement Director after discussing, among other things, any non-business activities he may have shared with management Directors and any business relationship he may have had with the Company, including, in Mr. Kaufthal’s case, investment banking services provided from time to time to the Company by Bear, Stearns & Co., Inc.

The independent Directors are responsible for succession planning with respect to the Chief Executive Officer and review the succession issue annually in executive session.

It is the Company’s policy to encourage Directors to attend the annual meeting of stockholders. Eight Directors (all the incumbent Directors at the time) attended the 14th Annual Meeting of Stockholders.

Information Concerning the Audit Committee

Among other things, the Audit Committee of the Board retains the independent registered public accounting firm for the Company and oversees the audit of the Company’s annual financial statements. See, Audit Committee Report for the Directors who served on the Audit Committee in fiscal 2006. The Board of Directors has determined that the members of the Audit Committee are independent, as that term is defined in Rules 4200(a)(15) and 4350(d)(2)(A) of the NASDAQ Manual and Rule 10A-3 (b) (1) (ii) under the Securities Exchange Act of 1934 (the “Exchange Act”). The Audit Committee held thirteen meetings in fiscal 2006. The written charter for the Audit Committee was Exhibit No. 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 8, 2007 and is available online at www.sec.gov. It is also posted under the “Corporate Governance” tab of the Company’s website at www.unitedretail.com.

Information Concerning the Compensation Committee

Among other things, the Compensation Committee of the Board recommends officers’ cash compensation to the Board and grants equity-based compensation awards. See, Compensation Committee Report for the Directors who served on the Compensation Committee in fiscal 2006. The Compensation Committee held seven meetings in fiscal 2006. The written charter for the Compensation Committee is posted under the “Corporate Governance” tab of the Company’s website at www.unitedretail.com.

Information Concerning the Nominating Committee

The Nominating Committee of the Board recommends to the Board a slate of suitable persons for nomination as Directors of the Company. The Nominating Committee also oversees a formal evaluation process to assess the composition and performance of the Board and each committee on an annual basis. The assessment is conducted to ensure the Board and committees are effective and productive and to identify opportunities for improvement. As part of the process, each Director completes a detailed and thorough questionnaire. While results are aggregated and summarized for discussion purposes, individual responses are not attributed to any Director and are kept confidential to ensure that honest and candid feedback is received. The Nominating Committee reports annually to the full Board with its assessments. Two Directors serve on the Nominating Committee. Mr. Rubenstein, as Chairman of the Committee, and Mr. Langone have served on the Committee from before fiscal 2006 to date. The Nominating Committee held three meetings in fiscal 2006. The written charter for the Nominating Committee is posted under on the “Corporate Governance” tab of the Company’s website at www.unitedretail.com. The provisions of the charter that list factors considered in the selection of candidates for nomination for election as Directors are summarized in Stockholder Proposals, Nominations and Other Communications-Recommendations to Nominating Committee.

The Board’s nominees for election as Directors at the 15th Annual Meeting of Stockholders were recommended by the Nominating Committee earlier in fiscal 2007.

Director Guidelines

a)           Change of Status. In the event a non-management Director changes employers or significantly reduces job responsibilities, the Director shall submit to the Secretary of the Company a letter of resignation, subject to Board acceptance. The Nominating Committee will consider the non-management Director’s offer of resignation and will recommend to the Board the action to be taken. The Board shall act promptly with respect to each such letter of resignation and shall promptly notify the Director concerned of its decision.

(b)         Stock Ownership. Except for Mr. Glickman, the stock ownership requirement for each non-management Director is to hold 1,474 shares of Company stock by the end of fiscal 2007. Mr. Glickman will be required to hold 1,684 shares of Company stock by May 2009.

(c)          Other Company Directorships. Directors may not serve on more than six for-profit public boards and may not serve on a board of a company with a significant competitive line of products.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of May 9, 2007, certain information with respect to the beneficial ownership of shares of United Retail Group, Inc. Common Stock of the Chief Executive Officer (Principal Executive Officer) of the Company, the four other officers of the Company in fiscal 2006, who include the Chief Administrative Officer (Principal Financial Officer) (see, Executive Compensation-Fiscal 2006 Summary Compensation Table), each incumbent Director and all executive officers of the Company and its subsidiaries and Directors as a group, and their percentage ownership. Except as noted below, each of the persons listed has sole investment and voting power with respect to the shares indicated. All information was determined in accordance with Rule 13d-3 under the Exchange Act based on information furnished by the persons listed and giving effect to stock options that will be exercisable as of July 16, 2007, assuming none are exercised before then, and shares of restricted stock that are subject to future satisfaction of a vesting schedule.

Name of Beneficial Owner or Identity of Group	Amount of Beneficial Ownership	Percent of Outstanding Shares (14)
Raphael Benaroya(1)	2,516,571	17.6%
George R. Remeta(2)	150,000	1.1%
Kenneth P. Carroll(3)	16,000	*
Paul D. McFarren(4)	6,000	*
Jon Grossman(5)	2,500	*
Joseph A. Alutto(6)	41,140	*
Joseph Ciechanover(7)	19,750	*
Ross B. Glickman(8)	1,000	*
Michael Goldstein(9)	28,000	*
Ilan Kaufthal(6)(10)	146,250	1.0%
Vincent P. Langone(6)(11)	64,250	*
Richard W. Rubenstein(12)	42,450	*
All Officers of the Company and its subsidiaries and Directors of the Company as a group (26 persons)(13)	3,219,382	21.9%

Footnotes on following page.

Footnotes to table on preceding page.

________

(1)

Chief Executive Officer (Principal Executive Officer); includes 362,000 shares which may be acquired by the exercise of stock options and 75,000 shares of restricted stock. Mr. Benaroya has the sole right to vote and dispose of the outstanding shares, except that 1,745,147 shares are pledged to secure repayment of margin loans from a stock broker and 75,000 other shares are subject to future satisfaction of a vesting schedule. Excludes 279,870 shares that are held by the trustee of the Company’s Supplemental Retirement Savings Plan and voted by an administrative committee of Company personnel and 10,000 shares held by a private charitable foundation, as to which he disclaims beneficial ownership.

(2)	Chief Administrative Officer (Principal Financial Officer); consists of 100,000 shares which may be acquired by the exercise of stock options and 50,000 shares of restricted stock.
(3)	Senior Vice President-General Counsel; consists of 6,000 shares which may be acquired by the exercise of stock options and 10,000 shares of restricted stock.
(4)	Senior Vice President-Chief Information Officer; consists of 1,000 shares which may be acquired by the exercise of stock options and 5,000 shares of restricted stock.
(5)	Vice President-Finance; consists of 2,500 shares of restricted stock.
(6)	Includes 25,250 shares which may be acquired by the exercise of stock options.
(7)	Includes 10,850 shares which may be acquired by the exercise of stock options.
(8)	Consists of 1,000 shares which may be acquired by the exercise of stock options.
(9)	Includes 23,500 shares which may be acquired upon the exercise of stock options.
(10)

The outstanding shares are held jointly with his wife. Excludes shares held by Bear Stearns & Co., Inc., of which Mr. Kaufthal is a Vice Chairman, and as to which he disclaims beneficial ownership, and 5,000 shares held by a private charitable foundation, as to which he disclaims beneficial ownership.

(11)	Also includes 400 shares held by a partnership, as to which he disclaims beneficial ownership.
(12)	Includes 42,250 shares which may be acquired by the exercise of stock options.
(13)	Includes 714,950 shares which may be acquired by the exercise of stock options.
(14)

Based on a number of outstanding shares that includes 279,870 shares that are held by the trustee of the Company’s Supplemental Retirement Savings Plan and voted by an administrative committee of Company personnel.

* Less than 0.95%.

Compensation Discussion and Analysis

Introduction

The Company’s compensation programs are designed to support the business and promote short-term and long-term growth. This section of the proxy statement explains how compensation programs are designed and operate in practice with respect to the Company’s five officers as of fiscal 2006 year-end, who are named in the Fiscal 2006 Summary Compensation Table. (A list of the Company’s officers as of May 17, 2007 appears on the back cover page of the 2006 Annual Report to Stockholders that accompanies this proxy statement.) The sections that follow present compensation earned by them in fiscal 2006.

Compensation Philosophy

The core element of the Company’s overall compensation philosophy is the recruitment, retention and motivation of executive talent while aligning pay and performance. Total compensation varies with the Company’s performance in achieving financial and non-financial objectives and can also vary with individual performance. The Company’s stockholder approved 2006 Equity-Based Compensation and Performance Incentive Plan (“2006 Plan”) is designed to ensure that officer compensation is predominately aligned with the long-term interests of the Company’s stockholders. The Compensation Committee and the Company’s management believe that compensation should help to recruit, retain and motivate the associates, including the Company’s officers, that the Company will depend on for current and future success. The Committee and the Company’s management also believe that the proportion of “at risk” compensation (variable cash compensation and equity-based compensation) should rise as an associate’s level of responsibility increases. This philosophy is reflected in the following key design priorities that govern compensation decisions with respect to Company officers:

•	recruit, retain and motivate executive talent

•	pay for performance

•	compensate competitively

•	align compensation with stockholders’ interests

•	maintain high quality corporate governance

•	treat associates equitably

Compensation for the Company’s officers includes the following components:

•	base salary

•	semi-annual non-equity incentive plan payments

•	equity-based grants

•	perquisites

•	Company contributions to retirement savings plans

•	severance pay and change of control payments

•	other benefits

Elements of Compensation

Base Salary

Base salary is the fixed element of executive compensation and is meant to be viewed in combination with semi-annual non-equity incentive plan compensation (“IC”).

Non-Equity Incentive Plan Compensation (“IC”)

The 2006 Plan and the incentive compensation plan that it replaced provided an opportunity for additional cash compensation in each six-month merchandising season of fiscal 2006 to all officers of the Company and its subsidiaries (the executive officers of the Company’s subsidiaries are listed on the back cover page of the 2006 Annual Report to Stockholders that accompanies this proxy statement).

IC Awards with respect to fiscal 2006 were based on attaining targets for improvements in pro forma operating profit and loss determined in accordance with generally accepted accounting principles plus any expenses (or minus any gains) related to (i) movements in the market price of Company stock, (ii) extraordinary items or (iii) transactions outside the ordinary scope of business (“P&L”), either of the Company on a consolidated basis or of the discrete business sector in which a particular participant was principally engaged. Each target P&L was an improvement in the P&L for the corresponding merchandising season in the previous year. The target P&L for each business sector applied to all participants employed in that sector regardless of rank and provided them with a uniform performance objective.

Target cash incentive compensation opportunities for eligible executives were stated as a percentage of base salary. The amount of performance-based incentive compensation earned by participating executives can range from no payout to double their incentive target, based upon the extent to which pre-established P&L goals are achieved or exceeded. The threshold, target and maximum short-term performance-based IC payout opportunities of the Company’s officers for fiscal 2006 are set forth in the Fiscal 2006 Grants of Plan-Based Awards table. The actual payouts for fiscal 2006 are set forth under the heading Non-Equity Incentive Plan Compensation in the Fiscal 2006 Summary Compensation Table-Non-Equity Incentive Plan Compensation. The amount of actual payouts illustrates the degree of difficulty in achieving the target IC payout opportunity. (The amount of an individual IC award for a given season was the product of the participation percentage assigned to the participant multiplied by the target percentage achieved (relating to the P&L) multiplied by the participant’s seasonal base salary.)

The Committee granted IC Awards in order to incentivize Company officers to foster intensive performance effort and teamwork aimed at improving the Company’s consolidated P&L in each six-month merchandising season.

Equity-Based Plan Compensation

Under the terms of the 2006 Plan, the Committee may grant awards of various equity instruments, including stock appreciation rights to be settled in stock (“Stock Settled SAR’s”) and shares of restricted stock. When awards were granted previously, prior to fiscal 2004, the Committee granted stock options under earlier stock option plans. See, Outstanding Equity Awards At Fiscal 2006 Year-End and Option Exercises And Stock Vested in Fiscal 2006. The Committee’s grants of awards in fiscal 2006 to Company officers consisted of Stock Settled SAR’s and shares of restricted stock because these instruments are less dilutive to existing stockholders than equivalent stock options would be, if the market price of Company stock shall have risen after vesting requirements are satisfied.

The provisions of the 2006 Plan and the earlier stock options plans that permit acceleration of vesting of awards during employment under certain circumstances are summarized in the section captioned Acceleration of Vesting of 2006 Plan Awards During Employment. The provisions that permit acceleration of vesting of awards upon termination of employment under certain circumstances are summarized in the section captioned Post Employment Payments, Benefits and Perquisites for Officers.

The Company’s Corporate Governance Principles provide that the Committee shall adopt stock ownership guidelines for Company officers. The Committee is considering a report from an independent compensation consultant, James F. Reda & Associates, LLC (the “Independent Consultant”), on industry practices with respect to such guidelines.

The Committee granted awards of equity-based compensation to Company officers in order to align their personal financial interests with Company performance and thereby create shareholder value. Also, outstanding unvested in-the-money equity-based compensation awards provide an incentive to remain in the Company’s employ.

Perquisites

The perquisites available to Company officers are listed in a footnote to the Fiscal 2006 Summary Compensation Table. The Committee believes them to be reasonable and in the best interests of the Company and its stockholders.

Contributions by the Company to Retirement Savings Plans

The Company sponsors a profit-sharing plan qualified under the Internal Revenue Code, the Retirement Savings Plan (the “RSP”), in which all associates who have completed one year of service are eligible to participate. Each participant is entitled to direct that a contribution up to 3% of his compensation be made under the RSP as a basic contribution that reduces his compensation under the Code. (For Mr. Benaroya, the percentage is applied to his contractual rate of base salary, regardless of whether he voluntarily takes a lesser amount.) For each participant who makes a basic contribution, the Company makes a matching cash contribution equal to one-half of the basic contribution, provided, however, that in no event shall the matching contribution for a participant exceed certain maximum limits imposed by governmental regulations applicable to qualified plans. All contributions made by the Company vest incrementally after specified years of service with the Company.

The Company also sponsors a nonqualified supplemental retirement savings plan (the “SRSP”) for associates who meet minimum compensation thresholds, including the Company’s officers. Under the SRSP, the Company makes cash contributions equal to the amount of contributions that it otherwise would have made pursuant to the terms of the RSP but which were disallowed by governmental regulations.

The Company also makes cash retirement contributions, equal to 6% of the base salary (the contractual rate of annual base salary in the case of participants with an employment contract) and IC of each participant who earned $100,000 per annum or more and who was employed by the Company before 1993. Messrs. Benaroya, Remeta, Carroll and Grossman were the beneficiaries of this type of retirement contributions under the SRSP in fiscal 2006 and the 2006 Nonqualified Deferred Compensation Table includes them in total registrant contributions made. The Company made this type of retirement contributions under the SRSP because only the recipients were “grandfathered” as having been participants when this type of retirement contribution to the SRSP was discontinued.

Severance Pay and Change of Control Payments

Executives often look to severance agreements to provide protection for lost professional opportunities in the event of a change in control and consequently they may assign significant value to them.

In 2006, the Committee recommended to the Board the continuation of the following agreements intended to motivate Company officers to remain in the Company’s employ both under ordinary circumstances and in the sensitive time when a transaction to change the control of the Company might be pending.

The Company entered into employment contracts with Messrs. Benaroya and Remeta, respectively, in connection with the Company’s initial public offering in 1992. The Company also entered into an employment contract with Mr. Carroll when he joined the Company upon the completion of its initial public offering in 1992.

The employment contracts with Messrs. Benaroya, Remeta and Carroll, respectively, were amended from time to time and were restated as of September 3, 2004 (the “Employment Agreements”). Material provisions of the Employment Agreements are summarized in the sections captioned Employment Agreements and Post Employment Payments, Benefits and Perquisites for Executive Officers. See, also, the Fiscal 2006 Summary Compensation Table-Salary.

As of December 22, 2006, the Company entered into Severance Pay Agreements with Messrs. Grossman and McFarren, among other executives. Material provisions of the Severance Pay Agreements are summarized in the section captioned Post Employment Payments, Benefits and Perquisites for Officers.

The Committee believes that the Company’s current arrangements for severance pay and change of control payments protect stockholder interests by helping to retain management should periods of uncertainty arise.

Other Benefits

The Company offers full time associates subsidized medical and dental healthcare coverage, including a prescription drug benefit and coverage for the cost of an annual physical exam. (The annual physical exam coverage is more extensive for Company officers but otherwise the healthcare coverage is the same for all full time associates.)

Vacation pay is based only on length of service with the Company for all associates and every full time associate is also entitled to two personal days off each year.

Sick pay and disability benefits are summarized in the section captioned Post Employment Payments, Benefits and Perquisites for Officers.

Context

The Company’s performance and peer companies’ compensation practices provide the context for the Committee’s activities.

Company Performance

Having incurred net losses in fiscal 2002, fiscal 2003 and fiscal 2004, the Company became profitable in fiscal 2005. See, Selected Financial Data in the 2006 Annual Report to Stockholders that accompanies this proxy statement. Important operational factors in this turnaround were repositioning the Company’s merchandise assortment, brand and marketing and reengineering store operations practices, under Mr. Benaroya’s leadership.

The financial turnaround produced consolidated operating income increases in fiscal 2005 that exceeded the target P&L increases that the Committee had fixed in advance for each six-month merchandising season that year.

The market price of the Company’s Common Stock at fiscal 2005 year-end substantially outperformed the Standard and Poors Retail Specialty Apparel Stock Index (the “Stock Index”) on a trailing five-year basis. See, the Stockholder Return Graph in the 2006 Annual Report to Stockholders that accompanies this proxy statement.

Peer Companies’ Compensation Practices

During fiscal 2006, the Committee retained the Independent Consultant to provide comparative information and make recommendations with respect to compensation of Company officers.

The Independent Consultant prepared a Named Officer Compensation Review (the “Compensation Review”) with respect to the base salaries, incentive compensation opportunities and equity-based compensation grants of Company officers. The material with respect to Messrs. Benaroya and Remeta was based on comparative data, adjusted for relative company size and scope of job responsibilities, from the following companies (the “peer group companies”):

Ann Taylor Stores Corp.	Deb Shops Inc.
Bebe Stores Inc.	Dress Barn Inc.
Cache Inc.	Guess Inc.
Cato Corp.	J. Jill Group Inc.
Charlotte Russe Holding Inc.	New York & Co., Inc.
Charming Shoppes Inc.	Talbots Inc.
Chicos Fas Inc.

These peer group companies were the principal employers with which the Company competed for executive talent.

In addition to the review of the financial elements of CEO compensation payable during employment contained in the Compensation Review, the Independent Consultant compared the other terms of the Employment Agreement with Mr. Benaroya, including severance pay and other post termination benefits and perquisites, to the corresponding terms of the employment contracts of the chief executive officers (“Peer CEO’s) of the peer group companies (the “Contract Review”). The Independent Consultant also estimated the amount of the contractual gross-up by the Company of the taxes payable by Mr. Benaroya in the event that he incurred an excise tax on excess “golden parachute” payments under Section 280G of the Internal Revenue Code (see, Post Termination Payments, Benefits and Perquisites for Officers). A tally sheet showed all the components of Mr. Benaroya’s compensation (other than group benefits provided for all associates), including severance pay and other post termination benefits and perquisites.

The Compensation Review included similar material with respect to Messrs. Carroll, McFarren and Grossman supplemented by survey data to the extent that data from the peer group companies was unavailable.

Compensation Program Structure Evaluation

In fiscal 2006, the Committee reevaluated each element of compensation of the Company officers and its relative weight in the light of current market conditions. This reevaluation included a review of:

•	the balance between cash and equity-based compensation
•	the balance between short term and long term compensation
•	Company benefit plans
•	perquisites
•	equity-based compensation awards accumulated over time
•	payouts under various termination scenarios

Fiscal 2006 CEO Compensation Decisions

CEO Compensation

The Committee unanimously took the following actions with respect to CEO compensation:

•	recommended that the Board approve a cost of living adjustment in the rate of annual base salary consistent with Mr. Benaroya’s Employment Agreement

•

granted an IC award for each six-month merchandising season with the same individual participation percentage as in the previous year, creating the opportunity for incentive cash compensation ranging from no payout to a maximum for achieving stretch performance targets of 120% of base salary based on the pro forma consolidated operating income goal achieved

•

granted awards of Stock Settled SAR’s and shares of restricted stock in accordance with the 2006 Plan (see, Fiscal 2006 Grants of Plan-Based Awards for details) as part of a cycle of granting awards once every two or more years

•

recommended that the Board approve the continuation of perquisites consistent with Mr. Benaroya’s Employment Agreement (see, Fiscal 2006 Summary Compensation Table-All Other Compensation and the notes thereto for a list)

•	recommended that the Board approve extending by one year the term of his Employment Agreement to September 3, 2011

The Committee’s actions were based on its determination that Mr. Benaroya’s performance in fiscal 2005 met the Committee’s expectations. The Committee took into consideration, among other things, the financial turnaround of the Company in fiscal 2005 and its strategic growth*, as well as Mr. Benaroya’s continued focus on business development strategy, his emphasis on legal and regulatory compliance and ethical conduct and the quality of his interaction with the other Directors.

____

* Outperforming the Stock Index, in terms of percentage appreciation on a trailing five-year basis, is a metric for success in strategic growth; the market price of Company stock at fiscal 2005 year-end outperformed the five-year Stock Index.

Also, the Committee took into account the covenants in the Employment Agreement with Mr. Benaroya that he will not compete with the Company for a reasonable period in the event that he leaves the Company’s employ and will not publicly disparage the Company. (Such restrictive covenants ease routine succession planning by the Committee and might also facilitate potential change of control transactions that seek new management; see, Post Termination Payments, Benefits and Perquisites for Officers-Restrictive Covenants.”)

The Committee decided that it was appropriate for the financial elements of Mr. Benaroya’s compensation to have an economic value in the mid-range of the economic value of the compensation of the Peer CEO’s, as determined by the Independent Consultant after allowing for differences in company size and scope of job responsibilities.

In the Committee’s view, it was not a relevant consideration that Mr. Benaroya’s association with the Company since its foundation and his substantial holding of Company stock (see, Principal Stockholders) might make him willing to accept less than competitive compensation. Mr. Benaroya voluntarily drew a total of $150,464 less base salary and IC with respect to fiscal 2006 than the amounts previously approved by the Committee; see, Fiscal 2006 Summary Compensation Table for the amounts actually paid and deferred with respect to fiscal 2006. (The total amount of base salary and IC that Mr. Benaroya voluntarily waived to and including fiscal 2006 was $922,261.) On the contrary, the Committee believed that internal pay equity at the Company could only be based on authorizing competitive compensation at the Chief Executive Officer level, regardless of whether Mr. Benaroya chose to accept the full amount authorized.

Compensation of the Other Company Officers With Respect to Fiscal 2006

The Committee unanimously took the following actions with respect to the compensation of the other Company officers:

•

recommended that the Board approve a cost of living adjustment in the rate of annual base salaries of Messrs. Remeta and Carroll consistent with their Employment Agreements (for the new rates, see Fiscal 2006 Summary Compensation Table-Salary)

•

recommended that the Board approve increases in the rate of annual base salaries of 3.2% for Mr. McFarren and 2.7% for Mr. Grossman (for the new rates, see Fiscal 2006 Summary Compensation Table-Salary)

•

granted IC Awards for each season with the same individual participation percentages as in the previous year, creating the opportunity for incentive cash compensation ranging from no payout to a maximum for achieving stretch performance targets of 100% of base salary for Mr. Remeta, 80% for Mr. Carroll, 60% for Mr. McFarren and 50% for Mr. Grossman (see, Fiscal 2006 Summary Compensation Table-Non-Equity Incentive Compensation for the amounts of incentive compensation actually paid)

•

granted awards of Stock Settled SAR’s and shares of restricted stock in accordance with the 2006 Plan (see, Fiscal 2006 Grants of Plan-Based Awards); the Committee intended these awards to be part of a cycle of granting awards once every two or more years (unless an officer’s assigned job responsibilities change)

•

recommended that the Board approve the continuation of perquisites, in the case of Messrs. Remeta and Carroll, consistent with their Employment Agreements (see, Fiscal 2006 Summary Compensation Table-All Other Compensation and the notes thereto for a list)

•	recommended that the Board approve extending by one year the term of the Employment Agreements with Messrs. Remeta and Carroll to September 3, 2011

The Committee made decisions regarding the compensation of each of the other Company officers based primarily on the level of the Company’s consolidated operating income and the following individualized factors:

•	the officer’s operational role and other responsibilities, including the quality of his leadership in legal and regulatory compliance and ethical business conduct
•	the officer’s contribution to the Company’s strategic planning process
•	the officer’s demonstrated capacity for innovation
•	the officer’s ability and expressed desire to assume broader responsibilities
•	the potential vulnerability of the officer to recruiting efforts by the competition, including, among other factors, the level of outstanding unvested in-the-money equity-based compensation grants
•	the probable operational consequences in the event of a long term vacancy in the officer’s position
•	the probable degree of difficulty in recruiting a qualified replacement for the officer
•	the likely learning curve to bring a replacement for the officer up to speed

Roles, Responsibilities and Process

Compensation Committee

The Committee determined the compensation for the Company’s officers in fiscal 2006, either on its own authority or through recommendations that the Board of Directors accepted and implemented. (In fiscal 2006, the Board approved each of the Committee’s recommendations unanimously, in executive session in the absence of Messrs. Benaroya and Remeta when appropriate.)

The Committee reviewed all components of the Company officers’ compensation for fiscal 2005, including base salary, IC, unrealized gains on previously granted stock options, perquisites and potential payouts under several potential severance and change-in-control scenarios. Tally sheets including all the above components were reviewed by the Committee to determine the reasonableness of compensation.

The Committee’s responsibilities include the following:

•	reviewing the performance of each Company officer

•	recommending overall compensation of each Company officer to the Board based on the Committee’s performance reviews

•	establishing the amount of the seasonal cash incentive compensation component of compensation for each Company officer and setting the related P&L targets for the six-month merchandising season

•	granting equity-based compensation awards

•	monitoring the perquisites available to the Company officers

•	discussing this Compensation Discussion and Analysis (“CD&A”) with the Chief Executive Officer

Independent Compensation Consultant

In fiscal 2006, the Committee engaged an independent compensation consultant whose only previous Company assignments were from the Committee.

The Independent Consultant worked with management to gather data required in preparing analyses for Committee review. The Independent Consultant then provided the Committee with relevant market data and advice regarding the components of compensation for each Company officer. (The Committee did not adopt all of the Independent Consultant’s recommendations but used them to provide a context in arriving at its own judgment as to what action was appropriate and in the best interests of the Company’s stockholders in the Company’s particular circumstances.)

Independent Legal Counsel

In fiscal 2006, the Committee engaged legal counsel whose only previous Company assignments were from the Committee.

Chief Executive Officer

The Chief Executive Officer’s responsibilities with respect to compensation of the other Company officers include the following:

•	discussing with the Committee the performance of each of the other Company officers

•	recommending to the Committee overall compensation of each of the other Company officers

•

recommending to the Committee the amount of the cash incentive compensation component of compensation of each of the other Company officers and the related performance targets for each six-month merchandising season

•	recommending to the Committee the size and terms of grants of equity-based compensation awards to the other Company officers

•	discussing with the Committee the perquisites available to the other Company officers

•	discussing this CD&A with the Committee

Process

The process in fiscal 2006 with respect to the compensation of the Company’s officers is outlined in the following paragraphs.

At a meeting on February 23, 2006, the Committee unanimously recommended to the Board (i) IC awards to the Company’s officers with the same individual participation percentages as in the previous year and (ii) stretch performance targets for the first six-month merchandising season of the fiscal year. The Board approved the Committee’s recommendations the next day with Messrs. Benaroya and Remeta abstaining from the vote. At a meeting on August 18, 2006, the Committee, acting on its own authority under the new 2006 Plan, unanimously approved the same individual participation percentages and new stretch performance targets for the second six-month merchandising season of the fiscal year.

The Committee’s review of CEO compensation included a comparison of total cash compensation, consisting of the contractual annual base salary plus incentive compensation opportunity (at one-half of the possible maximum). Mr. Benaroya’s contractual arrangement in fiscal 2005 was at the median of the range of Peer CEO’s total cash compensation according to the Compensation Review. The Committee determined that Mr. Benaroya’s contractual level of total cash compensation, including cost of living adjustments, was reasonable and in the best interests of the Company and its stockholders. Accordingly, the Committee did not recommend to the Board, and the Board did not consider, any increase in Mr. Benaroya’s total cash compensation in excess of a cost of living adjustment based on the Consumer Price Index (“CPI”) provided by contract.

The Independent Consultant recommended a methodology for annual grants of equity-based compensation awards to the Company’s officers. The Independent Consultant advised that grants should have an economic value equivalent to an appropriate multiple of annual base salary based on the grantee’s position with the Company. Further, the Independent Consultant recommended using multiples of annual base salary that were equal to the median multiples reflected in the range of annual equity-based compensation grants at the companies in the peer group.

The Committee unanimously made equity-based compensation grants under the 2006 Plan to all the Company officers at its meeting on August 18, 2006. Mr. Benaroya was invited to attend the beginning of the meeting to make recommendations.

In a subsequent executive session of the meeting, the Committee discussed with the Independent Consultant the peer group, the Compensation Review, the Independent Consultant’s methodology and recommendations and Mr. Benaroya’s recommendations. The Committee unanimously determined that making grants once every two or more years, rather than annual grants, would enhance the retention value of grants in the near term.

In executive session, the Committee Chairman proposed a grant of awards for Mr. Benaroya that had an aggregate economic value substantially less than twice the annual amount that the Independent Consultant had proposed. The Independent Consultant advised the Committee that the proposed grant to Mr. Benaroya was reasonable in his opinion as a grant to be made once every two or more years. The Committee then granted the awards to Mr. Benaroya. See, Fiscal 2006 Grants of Plan-Based Awards. The Committee did not consider Mr. Benaroya’s gains on prior stock option exercises to be pertinent. See, Option Exercises and Stock Vested in Fiscal 2006.

The Committee weighted the mix of grants awarded to Mr. Benaroya in favor of restricted stock to balance to some degree his existing holdings of stock options, the characteristics of which as an investment are generally similar to Stock Settled SAR’s. See, Outstanding Equity Awards At Fiscal 2006 Year-End.

The mix of grants for each of the Company officers (intended to cover the next two or more years) had an aggregate economic value not more than twice an appropriate multiple of annual base salary, as recommended by the Independent Consultant.

At the executive session of the August 18, 2006 meeting, the Independent Consultant went over the Contract Review in detail and advised that the benefits provided in the Employment Agreement with Mr. Benaroya, considered in their entirety, were competitive. The Committee discussed the Contract Review, including the value to the Company of the contractual covenants against Mr. Benaroya’s either competing with the Company for a reasonable period after leaving its employ or publicly disparaging the Company. The Committee unanimously recommended to the Board approval for the remainder of the contract term of the provisions of the Employment Agreement regarding annual base salary, annual cost of living adjustments and incentive compensation opportunity.

Further, at the executive session of the August 18, 2006 meeting, the Committee considered extending the term of the Employment Agreement with Mr. Benaroya by one year. In this connection, the Committee recognized the importance of his continued availability to the Company’s future success. The Committee also determined that severance pay benefits under the Employment Agreement could help to retain him in the Company’s employ during the course of any potential change of control transaction.

At a Committee meeting on August 25, 2006, the Committee unanimously adopted a recommendation that the Board approve a one-year extension of the term of the Employment Agreement with Mr. Benaroya.

The Chairman of the Committee reported to the Board meeting later on August 25, 2006 the Committee’s grants of equity-based awards under the 2006 Plan, the IC payouts for the first half of the fiscal year and the Committee’s recommendation that the Board approve a one-year extension of the term of the Employment Agreement with Mr. Benaroya. The Board went into executive session and discussed the Committee’s grants of equity-based awards, the Independent Consultant’s methodology and recommendations for equity-based awards, the IC payouts for the first half of the fiscal year, the peer group, the Compensation Review, the CEO tally sheet and the Contract Review. The Board also discussed extending the term of Mr. Benaroya’s Employment Agreement. The Board then unanimously (in the absence of Messrs. Benaroya and Remeta) approved the proposed one-year extension of the term of Mr. Benaroya’s Employment Agreement, finding it to be in the best interests of the Company and its stockholders.

At the August 25, 2006 meeting, the Board, with Mr. Benaroya’s participation but in Mr. Remeta’s absence, also unanimously approved the Committee’s recommendations with respect to the annual base salaries of the other Company officers after discussing the Committee’s grants of equity-based awards, the Independent Consultant’s methodology and recommendations for equity-based awards, the IC payouts for the first half of the fiscal year, the Compensation Review and tally sheets for Messrs. Remeta and Carroll, respectively. The Board then unanimously (in the absence of both Messrs. Benaroya and Remeta) approved extending by one year the term of the Employment Agreements with Messrs. Remeta and Carroll, respectively.

Accounting and Tax Impact

In fiscal 2006, the Committee considered the effects of FAS 123R in deciding what types of equity awards to grant. (When awards were granted previously, prior to fiscal 2004, the Committee granted stock options to the Company’s officers.) Stock Settled SAR’s and restricted stock may provide the grantee with the same economic value as stock option grants with less dilution to the stockholders. A Stock Settled SAR with respect to the appreciation of a given number of shares is less dilutive than an option to purchase the same number of shares because only the amount of appreciation of a Stock Settled SAR is settled in stock. Also, a lesser number of shares of restricted stock has an economic value on the grant date equivalent to a larger number of stock options. Hence, it is practicable to issue a lesser number of shares of restricted stock in lieu of a larger number of stock options and less dilution will occur if the market price of Company stock is higher during the period in which the stock options would have been exercisable. The use of Stock Settled SARs and restricted stock also provides the Company with a tax deduction which was generally not the case under incentive stock options that had been previously granted by the Committee. For the foregoing reasons, the Committee granted Stock Settled SAR’s and shares of restricted stock in fiscal 2006.

Under Section 162(m) of the Internal Revenue Code, the Company may not take a tax deduction for compensation to the Company officers in excess of $1 million per annum unless the compensation qualifies as performance based compensation. None of the Company’s officers had the potential for 2006 to earn in excess of $1 million, excluding performance based compensation.

Fiscal 2006 Summary Compensation Table

Name and Principal Position(1)	Salary ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(4) ($)	Total(5) ($)
Raphael Benaroya, Chief Executive Officer (Principal Executive Officer)	$629,083	$0.00	$109,016	$116,373	$217,500	$214,864	$1,286,836

George R. Remeta, Chief Administrative Officer (Principal Financial Officer)	$538,000	$0.00	$ 72,677	$ 85,388	$156,020	$114,059	$ 966,144

Kenneth P. Carroll, Senior Vice President- General Counsel	$320,000	$0.00	$ 14,535	$ 44,418	$ 74,240	$ 62,386	$ 515,579

Paul D. McFarren, Senior Vice President- Chief Information Officer	$320,000	$0.00	$ 7,268	$ 8,882	$ 36,000	$ 20,040	$ 392,190

Jon Grossman, Vice President-Finance	$190,000	$0.00	$ 3,633	$ 5,676	$ 17,813	$ 23,667	$240,789

Total	$1,997,083	$0.00	$207,129	$260,737	$501,573	$435,016	$3,401,538

_____

(1)	At fiscal 2006 year-end.
(2)

The amounts included in this column are equal to the compensation expense recognized for financial reporting purposes in accordance with Statement of Financial of Accounting Standards No. 123R (“SFAS 123R”) during fiscal 2006 related to equity awards, including restricted stock awards, and disregarding any estimated forfeitures related to service-based vesting conditions. For restricted stock awards, the expense is recognized ratably over the vesting period of the award, with 20 percent vesting three years from the date of grant, an additional 20 percent vesting four years from the date of grant and 60 percent vesting five years from the date of grant.

(3)

The assumptions made in the valuation are set forth in note 12, Share Based Compensation, to the Company’s financial statements contained in the 2006 Annual Report to Stockholders, which accompanies this proxy statement (except that the impact of expected forfeitures has been excluded from this table).

(4)

Reflects the Company’s incremental cost to provide the following: (i) Company contributions to the Retirement Savings Plan and Supplemental Retirement Savings Plan of $107,222 on behalf of Mr. Benaroya, $77,081 on behalf of Mr. Remeta, $42,222 on behalf of Mr. Carroll, $6,774 on behalf of Mr. McFarren and $21,991 on behalf of Mr. Grossman; (ii) supplemental life insurance with premiums of $48,830 for Mr. Benaroya and $9,021 for Mr. Remeta; (iii) tax gross-ups with respect to premiums for supplemental disability insurance of $11,307 for Mr. Benaroya, $3,758 for Mr. Remeta, $1,045 for each of Mr. Carroll and Mr. McFarren and $621 for Mr. Grossman; and (iv) perquisites, no item of which for any officer cost $25,000 or more, namely, premiums for supplemental disability insurance, fees for personal tax preparation services, costs and allowances for use of a car for both business and personal travel, reimbursement of credit card fees, cost of an annual executive physical and cost of holiday gifts (less than $250 each).

(5)	The Company does not maintain defined benefit and actuarial pension plans.

Fiscal 2006 Grants of Plan-Based Awards

Name and Principal Position(1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Stock Awards	Other Option Awards(3)	Exercise Or Base Price of Option Awards ($/SH)(4)	Closing Price Of Shares On Grant Date	Grant Date Fair Value of Stock and Option Awards(5)
		Threshold ($)	Target ($)	Maximum ($)	Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)
Raphael Benaroya, Chief Executive Officer (Principal Executive Officer)	2/24/06 8/18/06 8/18/06 8/18/06	$37,500 $37,500	$187,500 $187,500	$375,000 $375,000	75,000	57,500	$16.33	$17.03	$581,900 $1,224,750

George R. Remeta, Chief Administrative Officer (Principal Financial Officer)	2/24/06 8/18/06 8/18/06 8/18/06	$26,900 $26,900	$134,500 $134,500	$269,000 $269,000	50,000	50,000	$16.33	$17.03	$506,000 $816,500

Kenneth P. Carroll, Senior Vice President- General Counsel	2/24/06 8/18/06 8/18/06 8/18/06	$12,800 $12,800	$64,000 $64,000	$128,000 $128,000	10,000	25,000	$16.33	$17.03	$253,000 $163,300

Paul D. McFarren, Senior Vice President- Chief Information Officer	2/24/06 8/18/06 8/18/06 8/18/06	$9,600 $9,600	$48,000 $48,000	$ 96,000 $ 96,000	5,000	5,000	$16.33	$17.03	$50,600 $81,650

Jon Grossman, Vice President-Finance	2/24/06 8/18/06 8/18/06 8/18/06	$4,750 $4,750	$23,750 $23,750	$ 47,500 $ 47,500	2,500	5,000	$16.33	$17.03	$50,600 $40,825

Footnotes appear on following page.

Footnotes to table on preceding page.

______

(1)	At fiscal 2006 year-end.
(2)

These potential payouts are performance-driven and therefore completely at risk. See, Compensation Disclosure and Analysis-Elements of Compensation-Non-Equity Plan Compensation (‘IC”). The amounts actually paid out under non-equity incentive plan awards appear in the Fiscal 2006 Summary Compensation Table-Non-Equity Incentive Plan Compensation. The Company does not grant equity incentive plan awards.

(3)	These awards were stock appreciation rights to be settled in stock with appreciation measured by reference to the number of shares of Company Common Stock shown.
(4)

The exercise or base price was equal to the closing price per share of Company Common Stock on the NASDAQ Global Market on the trading day preceding the grant date, which is the pricing methodology prescribed in the stockholder approved 2006 Equity-Based Compensation and Performance Incentive Plan (“2006 Plan”).

(5)

Grant Date Fair Value for awards is calculated as follows: (i) for restricted stock, by multiplying the number of shares granted by the closing price per share of Company Common Stock on the NASDAQ Global Market on the trading day preceding the grant date; (ii) for awards of stock appreciation rights to be settled in stock (“Stock SAR’s”) by using the Black-Scholes option pricing model, as described in note 12 to the Company’s financial statements for fiscal 2006 included in the Company’s 2006 Annual Report to Stockholders that accompanies this proxy statement, provided, however, that this table does not reflect estimated forfeitures or awards actually forfeited during the year. The actual value realizable by the grantee with respect to a grant of restricted stock depends on the market value of the shares when he sells the shares following lapse of restrictions. The actual value, if any, that will be realized upon the exercise of a Stock SAR will depend upon the difference between the exercise price of the Stock SAR and the market value of the shares issued when he sells them.

Non-Equity Incentive Plan Compensation

The 2006 Plan and the incentive compensation plan that it replaced provided an opportunity for additional cash compensation in each six-month merchandising season of fiscal 2006 to all officers of the Company and its subsidiaries.

Incentive compensation awards with respect to fiscal 2006 were based on attaining targets for improvements in pro forma operating profit and loss determined in accordance with generally accepted accounting principles plus any expenses (or minus any gains) related to (i) movements in the market price of Company stock, (ii) extraordinary items or (iii) transactions outside the ordinary scope of business (“P&L”), either of the Company on a consolidated basis or of the discrete business sector in which a particular participant was principally engaged. Each target P&L was an improvement in the P&L for the corresponding merchandising season in the previous year.

Target cash incentive compensation opportunities for eligible executives were stated as a percentage of base salary. The amount of performance-based incentive compensation earned by participating executives can range from no payout to double their incentive target, based upon the extent to which pre-established P&L goals are achieved or exceeded.

Equity-Based Plan Compensation

Shares of restricted stock vest 20% on the third anniversary of the grant date, an additional 20% on the fourth anniversary and the remaining 60% on the fifth anniversary. Stock appreciation rights to be settled in stock vest in five equal annual installments commencing on the first anniversary of the grant date and have a term of seven years from the grant date.

The quarterly earnings press release was published by the Company on August 15, 2006.

There were no equity-based grants to any Company officers in fiscal 2004 and fiscal 2005.

Earlier in fiscal 2007, a stock appreciation right to be settled in cash with respect to 10,000 shares of Company Common Stock for a term of seven years with five-year vesting was awarded to Mr. Grossman in connection with a change in his job responsibilities. Management does not presently intend to recommend to the Compensation Committee of the Board of Directors any further equity-based grants to a Company officer in fiscal 2007.

Salary and Bonus in Proportion to Total Compensation

In fiscal 2006, most of the compensation of the Company’s officers consisted of salary, in part because the payouts of non-equity incentive plan awards were well below target levels. See, Fiscal 2006 Grants of Plan-Based Awards-Estimated Future Payouts Under Non-Equity Incentive Plan Awards.

EMPLOYMENT ARRANGEMENTS WITH OFFICERS

There are Restated Employment Agreements between the Company and Raphael Benaroya, the Company’s Chairman of the Board, President and Chief Executive Officer (the “Benaroya Employment Agreement”), George R. Remeta, the Company’s Vice Chairman and Chief Administrative Officer (the “Remeta Employment Agreement”), and Kenneth P. Carroll, the Company’s Senior Vice President-General Counsel and Secretary (the “Carroll Employment Agreement” and, together with the Benaroya Employment Agreement and the Remeta Employment Agreement, the “Employment Agreements”), respectively.

The Employment Agreements were all dated as of September 3, 2004 and amended as of June 27, 2005, August 26, 2005 and August 25, 2006. The Employment Agreements were approved by the Company’s Board of Directors in executive session in the absence of Messrs. Benaroya and Remeta after having been recommended by the Compensation Committee of the Board. See, also Compensation Discussion and Analysis-Roles, Responsibilities and Process-Process.

There are unwritten employment arrangements and written Severance Pay Agreements, dated December 22, 2006 (“Severance Pay Agreements”), between the Company and Paul D. McFarren, the Company’s Senior Vice President-Chief Information Officer, and Jon Grossman, the Company’s Vice President-Finance in fiscal 2006 (now the Vice President-Financial Planning and Analysis of United Retail Incorporated), respectively.

Provisions Common to All the Employment Agreements

Term: The term of all the Employment Agreements expires on September 3, 2011.

Office Location: All the Employment Agreements provide that the current office of the individual party shall not be relocated without his consent.

Non-Disparagement: All the Employment Agreements include a provision that neither party shall make any public statement disparaging the other.

Perquisites: All the Employment Agreements provide for the continuation of perquisites in accordance with past practice. The incremental cost to the Company of providing perquisites is reflected in the Fiscal 2006 Summary Compensation Table - All Other Compensation.

Disability: All the Employment Agreements provide for reimbursement by the Company of healthcare expenses incurred by the officer and his dependents at the time, if any, in the event of his permanent disability from the expiration of the extension of group benefits under COBRA until the fifth anniversary of the onset of permanent disability (“Post-Disability Healthcare Benefits”). See, also Post Employment Payments, Benefits and Perquisites for Officers-Death or Permanent Disability.

Benaroya Employment Agreement - Variable Provisions

Salary: The Benaroya Employment Agreement provides for a base salary rate with an annual cost of living adjustment based on increases in the Consumer Price Index for All Urban Consumers in New York and Northern New Jersey published by the Bureau of Labor Statistics of the U.S. Department of Labor (“COLA”). The contractual rate of annual base pay under the Benaroya Employment Agreement was $736,620 in fiscal 2006 and increased to $760,929 in fiscal 2007 in accordance with the contractual COLA. However, Mr. Benaroya voluntarily drew base salary (a portion of which he contributed to the RSP and SRSP) with respect to fiscal 2006 at the lower rate shown in the Fiscal 2006 Summary Compensation Table - Salary and presently draws base salary (a portion of which he contributes to the RSP and SRSP) at an annualized rate of only $675,000. (Mr. Benaroya retains the right at any time to increase his base salary rate prospectively to the contractual rate but amounts that he waived in the past cannot be recovered.)

Incentive Compensation: The Benaroya Employment Agreement provides an opportunity for additional cash compensation. See, Compensation Discussion and Analysis-Elements of Compensation-Non-Equity Plan Compensation (“IC”) and Fiscal 2006 Grants of Plan-Based Awards. The cash incentive compensation earned by Mr. Benaroya with respect to fiscal 2006 is shown in the Fiscal 2006 Summary Compensation Table-Non-Equity Incentive Plan Compensation.

Supplemental Benefits. The Benaroya Employment Agreement provides for (i) Company-paid individual life insurance and disability insurance policies and (ii) participation in group benefits at levels higher than those generally available to salaried associates. The incremental cost to the Company of providing individual insurance policies and group benefits at levels higher than those generally available to salaried associates is reflected in the Fiscal 2006 Summary Compensation Table - All Other Compensation.

Tax Gross-Up. The Benaroya Employment Agreement provides for reimbursement by the Company of the federal and state personal income taxes and related payroll taxes (a “Tax Gross-Up”) on the amount of the premium for the individual disability insurance policy referred to in the preceding paragraph. The amount of the Tax Gross-Up is reflected in the Fiscal 2006 Summary Compensation - All Other Compensation.

Remeta Employment Agreement - Variable Provisions

Salary: The Remeta Employment Agreement provides for a base salary rate with a COLA in the total amount shown in the Fiscal 2006 Summary Compensation Table - Salary, which increased to an annual rate of $558,800 for fiscal 2007.

Incentive Compensation: The Remeta Employment Agreement provides an opportunity for additional compensation. See, Fiscal 2006 Grants of Plan-Based Awards. The Incentive Compensation earned by Mr. Remeta with respect to fiscal 2006 is shown in the Fiscal 2006 Summary Compensation Table - Non-Equity Incentive Plan Compensation.

Supplemental Benefits. The Remeta Employment Agreement provides for (i) Company-paid individual life insurance and disability insurance policies and (ii) participation in group benefits at levels higher than those generally available to salaried associates. The incremental cost to the Company of providing individual insurance policies and group benefits at levels higher than those generally available to salaried associates is reflected in the Fiscal 2006 Summary Compensation Table - All Other Compensation.

Tax Gross-Up. The Remeta Employment Agreement provides for a Tax Gross-Up on the amount of the premium for the individual disability insurance policy referred to in the preceding paragraph. The amount of the Tax Gross-Up is reflected in the Summary Compensation - All Other Compensation.

Carroll Employment Agreement- Variable Provisions

Salary: The Carroll Employment Agreement provides for a base salary rate with a COLA in the total amount shown in the Fiscal 2006 Summary Compensation Table - Salary, which increased to an annual rate of $330,600 for fiscal 2007.

Incentive Compensation: The Carroll Employment Agreement provides an opportunity for additional compensation. See, Fiscal 2006 Grants of Plan-Based Awards. The Incentive Compensation earned by Mr. Carroll with respect to fiscal 2006 is shown in the Fiscal 2006 Summary Compensation Table - Non-Equity Incentive Plan Compensation.

Supplemental Benefits. The Carroll Employment Agreement provides for participation in group benefits at levels higher than those generally available to salaried associates. The incremental cost to the Company of providing group benefits at levels higher than those generally available to salaried associates is reflected in the Fiscal 2006 Summary Compensation Table - All Other Compensation.

Unwritten Employment Arrangements With The Other Officers

Salary: The employment arrangements with Messrs. McFarren and Grossman provide for a base salary rate in the respective amounts shown in the Fiscal 2006 Summary Compensation Table - Salary, which increased for fiscal 2007 to an annual rate of $330,000 for Mr. McFarren and of $192,000 for Mr. Grossman.

Incentive Compensation: The employment arrangements with Messrs. McFarren and Grossman provide an opportunity for additional compensation. See, Fiscal 2006 Grants of Plan-Based Awards. The incentive compensation earned by Messrs. McFarren and Grossman, respectively, with respect to fiscal 2006 is shown in the Fiscal 2006 Summary Compensation Table - Non-Equity Incentive Plan Compensation.

Supplemental Benefits: The employment arrangements with Messrs. McFarren and Grossman provide for participation in group benefits at levels higher than those generally available to salaried associates, the incremental cost of which to the Company is reflected in the Fiscal 2006 Summary Compensation Table - All Other Compensation.

“At Will” Employment: The employment of Messrs. McFarren and Grossman is “at will” and may be terminated by the Company without cause, provided, however, that the Severance Pay Agreements provide for benefits upon termination of employment by the Company without cause. See, Post Employment Payments, Benefits and Perquisites for Officers - Termination By the Company Without Cause-Pay.

Perquisites: The employment arrangements with Messrs. McFarren and Grossman provide for perquisites, the cost of which is reflected in the Fiscal 2006 Summary Compensation Table - All Other Compensation.

Outstanding Equity Awards At Fiscal 2006 Year-End

Name and Principal Position(1)	Option Awards(2)				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(3)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4)	Market Value of Shares or Units of Stock That Have Not Vested

Raphael Benaroya, Chief Executive Officer (Principal Executive Officer)	200,000 162,000	-0- -0- 57,500	$ 6.3125 $ 9.4000 $16.3300	02/16/2008 05/31/2011 08/18/2013	75,000	$1,087,500

George R. Remeta, Chief Administrative Officer (Principal Financial Officer)	100,000 100,000	-0- -0- 50,000	$ 6.3125 $ 9.4000 $16.3300	02/16/2008 05/31/2011 08/18/2013	50,000	$ 725,000

Kenneth P. Carroll, Senior Vice President- General Counsel	-0-	12,000 25,000	$ 1.8000 $16.3300	05/29/2013 08/18/2013	10,000	$ 145,000

Paul D. McFarren, Senior Vice President-Chief Information Officer	-0-	4,000 2,000 5,000	$ 3.4500 $ 2.2500 $16.3300	08/15/2013 02/27/2013 08/18/2013	5,000	$ 72,500

Jon Grossman, Vice President- Finance	-0-	2,000 5,000	$ 2.2500 $16.3300	02/27/2013 08/18/2013	2,500	$ 36,250

_____

(1)	At fiscal 2006 year-end.
(2)	The Company does not maintain an equity incentive plan.
(3)	Stock options and stock appreciation rights to be settled in stock vest in five equal annual installments commencing on the first anniversary of the grant date.
(4)

Shares of restricted stock vest 20% on the third anniversary of the grant date, an additional 20% on the fourth anniversary and the remaining 60% on the fifth anniversary. The actual value realizable by the grantee with respect to a grant of restricted stock depends on the market value of the shares when he sells the shares following lapse of restrictions.

Option Exercises and Stock Vested In Fiscal 2006

Name and Principal Position(1)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(2)	Number of Shares Acquired on Vesting

Raphael Benaroya, Chief Executive Officer (Principal Executive Officer)	38,000	$ 217,360	-0-

George R. Remeta, Chief Administrative Officer (Principal Financial Officer)	-0-	-0-	-0-

Kenneth P. Carroll, Senior Vice President- General Counsel	161,000	$1,716,555	-0-

Paul D. McFarren, Senior Vice President-Chief Information Officer	19,000	$ 230,670	-0-

Jon Grossman, Vice President-Finance	21,000	$ 222,935	-0-

____

(1)	At fiscal 2006 year-end.
(2)	Based on the closing price per share on the NASDAQ Global Market on the date of exercise.

2006 Nonqualified Deferred Compensation

Name and Principal Position(1)	Executive Contributions(2)(3)	Registrant Contributions(2)(3)	Aggregate Earnings(2)(4)	Aggregate Withdrawals/ Distributions(2)	Aggregate Balance at 12/31/06(5)

Raphael Benaroya, Chief Executive Officer (Principal Executive Officer)	$36,524	$106,037	$390,807	-0-	$6,206,795

George R. Remeta, Chief Administrative Officer (Principal Financial Officer)	$25,650	$ 75,921	$ 24,064	-0-	$ 627,248

Kenneth P. Carroll, Senior Vice President- General Counsel	$12,765	$ 41,086	$ 2,547	-0-	$ 90,099

Paul D. McFarren, Senior Vice President- Chief Information Officer	$11,278	$ 5,639	$ 2,098	-0-	$ 47,517

Jon Grossman, Vice President-Finance	$ 5,507	$ 20,870	($12,877)	-0-	$ 528,134

_____

(1)	At fiscal 2006 year-end.
(2)	Amounts are for the year ended December 31, 2006, which is the plan year for the Company’s Supplemental Retirement Savings Plan (“SRSP”). (The Company’s fiscal year ended February 3, 2007.)
(3)	Reported in full as compensation in the Fiscal 2006 Summary Compensation Table.
(4)	The amounts reported as compensation in the Fiscal 2006 Summary Compensation Table excluded earnings on SRSP account balances, which are not guaranteed by the Company. See, Earnings.
(5)	Executive contributions and registrant contributions were reported as compensation in the Summary Compensation Table for previous years.

Retirement Savings Plan

The Company sponsors a profit-sharing plan qualified under the Internal Revenue Code, the Retirement Savings Plan (the “RSP”), in which all associates who have completed one year of service are eligible to participate. Each participant is entitled to direct that a contribution up to 3% of his compensation, including salary and non-equity incentive plan payouts, be made under the RSP as a basic contribution that reduces his compensation under the Code. (For Mr. Benaroya, the percentage is applied to his contractual rate of base salary, regardless of whether he voluntarily takes a lesser amount.) For each participant who makes a basic contribution, the Company makes a matching cash contribution equal to one-half of the basic contribution, provided, however, that in no event shall the matching contribution for a participant exceed certain maximum limits imposed by governmental regulations applicable to qualified plans. All contributions made by the Company vest incrementally after specified years of service with the Company. Participants may also direct that a contribution of up to an additional 22% of compensation be made but the Company does not make a matching contribution with respect thereto.

A participant may withdraw his vested account balance in the RSP in full after age 59½.

Supplemental Retirement Savings Plan

The Company also sponsors a nonqualified supplemental retirement savings plan (the “SRSP”) (see, 2006 Nonqualified Deferred Compensation) for associates who meet minimum compensation thresholds, including the Company’s officers. Under the SRSP, the Company makes cash contributions equal to the amount of contributions that it otherwise would have made pursuant to the terms of the RSP but which were disallowed by governmental regulations.

The Company also makes cash retirement contributions, equal to 6% of the base salary (the contractual rate of annual base salary in the case of participants with an employment contract) and IC of each participant who earned $100,000 per annum or more and who was employed by the Company before 1993. Messrs. Benaroya, Remeta, Carroll and Grossman were the beneficiaries of this type of retirement contributions under the SRSP in fiscal 2006 and the 2006 Nonqualified Deferred Compensation Table includes them in total registrant contributions made. The Company made this type of retirement contributions under the SRSP because only these recipients were “grandfathered” as having been participants when this type of retirement contribution to the SRSP was discontinued.

The contributions reflected in the table of 2006 Nonqualified Deferred Compensation were made to the SRSP and do not include contributions made to the RSP.

A participant may withdraw his vested account balance in the SRSP in full in the event of termination of employment or net of a 10% forfeiture in the event of early withdrawal during employment.

SRSP assets are subject to claims by creditors of the Company even though they are held in a trust fund.

Earnings

Participants in the RSP and SRSP direct the investment of their account balances, generally in mutual funds. They may also request the trustee to invest their account balances in individual listed stocks and bonds selected by them (Mr. Benaroya’s accounts include shares of Company Common Stock). The Company makes no guaranty and bears no market risk with respect to earnings on account balances.

Post Employment Payments, Benefits and Perquisites for Officers

Introduction

The Company has agreed to make certain payments and provide certain benefits and perquisites to the Company’s officers in the event of the termination of their employment with the Company in the future. The nature and amount of these compensation elements will differ depending on the circumstances of the termination, which is assumed in the following subsections to have occurred at the end of fiscal 2006 for illustrative purposes. (Also, for illustrative purposes, Company stock is valued in the following subsections at the closing price of $14.50 per share on the NASDAQ Global Market on the last trading day in fiscal 2006.)

The provisions relating to termination of employment outlined in the following subsections were designed prior to the promulgation of final regulations by the Internal Revenue Service under the American Jobs Creation Act (the “Jobs Act”), codified as Section 409A of the Internal Revenue Code. The final IRS regulations have an effective date of January 1, 2008 to bring the form of contracts and benefit plan documents into compliance. The Compensation Committee of the Board of Directors has retained independent counsel for advice on the implications of the final regulations for executive compensation programs, including the Employment Agreements.

Termination For Cause

Pay

In the event the Company terminates an officer’s employment for cause, he shall be entitled to receive accrued vacation pay in a lump sum.

Benefits

In the event the Company terminates an officer’s employment for cause, he shall be entitled for a period of three months to exercise all options to purchase Company Common Stock vested on the date of termination of employment (see, Outstanding Equity Awards At Fiscal 2006 Year-End-Option Awards-Number of Securities Underlying Unexercised Options-Exercisable).

Definitions of “Cause”

The term “cause” when used in this subsection and in the subsection captioned Termination By the Company Without Cause below shall have the particular meaning set forth in the Employment Agreement or Severance Pay Agreement, as the case may be, with the officer who is a party to it.

The Benaroya Employment Agreement defines the term “cause” as the occurrence of one or more of the following possible events:

-	he has willfully and continuously failed to perform his duties to the Company in any material respect

-	he has failed in any material respect to follow specific directions of the Board of Directors in the performance of his duties

-	he has demonstrated willful misconduct in the performance of his duties to the Company in any material respect and material economic harm to the Company has resulted

-

he has breached in any material respect the contractual covenants that restrict his hiring away Company associates, disclosing proprietary information of the Company for improper purposes and working for or investing in a competitor of the Company (see, “Restrictive Covenants”)

-

a court enters against him a judgment of conviction or plea of guilty for any felony that involves common law fraud, embezzlement, breach of duty as a fiduciary, willful dishonesty or moral turpitude, provided, however, that any felony an essential element of which is predicated on the operation of a vehicle shall be deemed not to involve moral turpitude

The Remeta Employment Agreement and the Carroll Employment Agreement contain definitions of the term “cause” that are similar to the definition in the Benaroya Employment Agreement. Failing in any material respect to follow specific directions of the Company’s Chief Executive Officer in the performance of his duties is an additional element of “cause” for Mr. Remeta and Mr. Carroll, respectively. Disbarment from the practice of law is an additional element of “cause” for Mr. Carroll.

Messrs. McFarren and Grossman are parties to Severance Pay Agreements, dated December 22, 2006, with the Company (“Severance Pay Agreements”) that contain definitions of the term “cause” that are similar to the definition in the Remeta Employment Agreement.

Resignation Absent Change of Control of the Company

Pay

In the event an officer resigns from the Company’s employ except for an officer with an Employment Agreement who resigns after a change of control of the Company (see, Resignation After Change of Control of the Company) or as a result of breach of his Employment Agreement by the Company (see, Termination By the Company Without Cause), he shall be entitled to receive accrued vacation pay in a lump sum.

Benefits

In the event an officer resigns from the Company’s employ under the circumstances referred to in the preceding paragraph, he shall be entitled for a period of three months following termination to exercise all options to purchase Company Common Stock and stock appreciation rights (“SAR’s”) vested on the date of resignation (see, Outstanding Equity Awards At Fiscal 2006 Year-End-Option Awards-Number of Securities Underlying Unexercised Options-Exercisable).

Death or Permanent Disability

Life insurance policies cover officers while they are in the Company’s employ. Assuming base salaries at the rates as of February 3, 2007, the amounts of coverage are as follows:

Name	Insurance Proceeds
Raphael Benaroya	$6,948,000
George R. Remeta	$3,152,000
Kenneth P. Carroll	$ 640,000
Paul D. McFarren	$ 320,000
Jon Grossman	$ 380,000

The Company is the beneficiary of a $4 million “key man” life insurance policy on Mr. Benaroya in consideration of which the amount of life insurance payable to his designated beneficiaries, $6,948,000, is $4 million more than would otherwise be the case.

In the event an officer leaves the Company’s employ because of permanent disability, he would be entitled to six days’ sick pay directly from the Company at 100% pay, then six months’ disability benefits directly from the Company at 60% pay and then monthly disability benefits from insurance carriers, at percentages of base salary that vary based on the officer’s position, until he becomes eligible for full Social Security retirement benefits. Assuming that permanent disability commenced on February 3, 2007, benefits would be as follows:

Name	Monthly Base Salary At 2/3/07	Months To Social Security Retirement Age	(a) Uninsured Sick Pay (6 days)	(b) Uninsured Short Term Disability Benefits (6 months)	(c) Insured Long Term Disability Benefits(1)	Total Disability Benefits (a) + (b) + (c)	Present Value(2)
Raphael Benaroya	$52,083	81	$14,424	$187,499	$3,191,700	$3,393,623	$3,127,451
George R. Remeta	$44,833	100	$12,414	$161,399	$2,768,200	$2,942,013	$2,636,210
Kenneth P. Carroll	$26,667	15	$7,386	$96,000	$144,000	$247,386	$242,382
Paul D. McFarren	$26,667	285	$7,386	$96,000	$4,464,000	$4,567,386	$2,917,840
Jon Grossman	$15,833	207	$4,386	$57,000	$1,909,500	$1,970,886	$1,453,469

(1)	Excluding cost of living adjustments.
(2)

Total stated disability benefits plus estimated cost of living adjustments, all discounted at a short term (36 months or less) discount rate of 5.78% per annum and a mid-term discount rate of 5.44% per annum.

In addition, the Employment Agreements provide for Post-Disability Healthcare Benefits for five years. See, Employment Arrangements With Officers-Provisions-Common to All the Employment Agreements-Disability. Assuming that a disabled executive officer has a single dependent, the Company estimates the present value* for Post-Disability Healthcare Benefits for both beneficiaries, including the waiver of premiums for statutory COBRA coverage, would be $255,343 for each of Messrs. Benaroya and Remeta and $25,342 for Mr. Carroll.

_____

*Based on (i) waived monthly premiums for COBRA coverage for 18 months and (ii) for the next 42 months, for Messrs. Benaroya and Remeta, respectively, the premiums for an individual health insurance policy issued by Horizon Blue Cross/Blue Shield, and for Mr. Carroll, the premiums for Medicare coverage and private supplemental insurance, all discounted at a short term (36 months or less) discount rate of 5.78% per annum and a mid-term discount rate of 5.44% per annum. (Except for COBRA mandates to continue group healthcare benefits for a defined period, the Company has no post-employment obligations to other associates with respect to healthcare and has not adopted assumptions under FAS 106 with respect thereto.)

In the event an officer dies or the Company terminates his employment due to his permanent disability, the officer’s estate or the officer himself, as the case may be, shall be entitled to:

-	receive accrued vacation pay in a lump sum

-

exercise for a period of one year all outstanding options to purchase Company Common Stock and SAR’s, whether or not then exercisable (see, Outstanding Equity Awards At Fiscal 2006 Year-End-Option Awards-Number of Securities Underlying Unexercised Options), which acceleration of exercisability at the end of fiscal 2006 would have a present value of $20,032* for Mr. Carroll, $65,473 for Mr. McFarren and $23,743 for Mr. Grossman (Messrs. Benaroya and Remeta did not hold any unexercisable options at the end of fiscal 2006 and their SAR’s were “under water”)

-

remove the restrictions on the transfer of unvested shares of restricted stock pro rata based on the portion of the vesting period that preceded the date of termination of employment (see, Outstanding Equity Awards At Fiscal 2006 Year-End - Stock Awards - Number of Shares or Units of Stock That Have Not Vested), which at the end of fiscal 2006 would have resulted in early transfers having a present value* of $56,631 for Mr. Benaroya, $37,754 for Mr. Remeta, $7,551 for Mr. Carroll, $3,775 for Mr. McFarren and $1,888 for Mr. Grossman

-

receive pro rata incentive compensation for the season in which death occurs or permanent disability begins on the basis of the number of days worked and the operating results for the six-month merchandising season (however, no additional payment would be due in the event death or disability occurs at the very end of a season, which is our hypothetical example)

______

*The present value assumes an interest rate of 5.07% per annum, a short term (36 months or less) discount rate of 5.78% per annum and a mid-term discount rate of 5.44% per annum.

Termination By the Company Without Cause

Introduction

The Company provides post employment benefits to officers whose termination of employment takes place under the circumstances described under the caption “Pay” below.

Pay

Under the Employment Agreements with Messrs. Benaroya, Remeta and Carroll, respectively, if any of the following events shall occur:

-	the Company terminates the employment of the officer without cause (see, Termination For Cause - Definitions of “Cause”) except in the case of permanent disability

-	the officer resigns after the Company relocates his office without his prior written consent

-	the officer resigns after the Company unilaterally assigns him duties and responsibilities that are not commensurate with his position

-	the officer resigns after the Company reduces his base salary or incentive compensation opportunity

-	the officer resigns after the Company cuts back his benefits and perquisites in any material respect then the Company shall pay the officer full severance pay, subject to the Company’s right to cure a constructive termination within 15 days after receiving a letter of resignation. In the context of a change of control of the Company, the events listed above constitute a “double trigger” for entitlement to full severance pay. (Severance pay remains the same regardless of whether termination without cause occurs in connection with a change of control of the Company or otherwise.) Further, Mr. Benaroya shall be entitled to resign and obtain full severance pay in the event that any person other than Mr. Benaroya is elected Chairman or Co-Chairman of the Board of the Company without his affirmative vote.

Full severance pay under the Benaroya Employment Agreement is a lump sum equal to the product of three times the sum of (i) his contractual annual rate of base salary immediately prior to termination of employment, plus (ii) 60% of that base salary (representing half of the maximum payout percentage under his Incentive Compensation Award Agreement under the 2006 Plan), plus (iii) $20,000, which would have amounted to a total payment of $3,597,600 at fiscal 2006 year-end.

Full severance pay under the Remeta Employment Agreement is a lump sum equal to the product of three times the sum of (i) his contractual annual rate of base salary immediately prior to termination of employment, plus (ii) 50% of that base salary (representing half of the maximum payout percentage under his Incentive Compensation Award Agreement), plus (ii) $4,000, which would have amounted to a total payment of $2,433,000 at fiscal 2006 year-end.

Full severance pay under the Carroll Employment Agreement is a lump sum equal to the product of three times the sum of (i) his contractual annual rate of base salary immediately prior to termination of employment, plus (ii) 40% of that base salary (representing half of the maximum payout percentage under his Incentive Compensation Award Agreement), which would have amounted to a total payment of $1,344,000 at fiscal 2006 year-end.

Severance pay under the Employment Agreements is not offset by any compensation from other employment subsequently obtained by the officer.

Under the respective Severance Pay Agreements, if the Company terminates the employment of Mr. McFarren or Mr. Grossman without cause except in the case of permanent disability or he resigns after his base salary, incentive compensation opportunity or group benefits are materially reduced by the Company, then the Company shall pay him severance pay. Under the Severance Pay Agreements, severance pay is equivalent to 26 weeks’ base pay plus an additional week’s base pay for each full year of service in excess of 10 years of service as of the date of termination of employment but in no event more than a total of 52 weeks’ base pay. At fiscal 2006 year-end, severance pay would have amounted to a total of $160,000 for Mr. McFarren payable in 26 weekly installments and a total of $142,500 for Mr. Grossman payable in 39 weekly installments, in each case commencing four weeks after termination. However, there would be set off against each weekly installment payment all compensation that the officer obtained during the previous week from a successor employer.

Benefits and Perquisites

In the event severance pay is payable under the Employment Agreements with Messrs. Benaroya, Remeta and Carroll, respectively, the recipient will be entitled to the same benefits and perquisites referred to under the caption Resignation After Change of Control of the Company-Benefits and Perquisites.

In the event severance pay is payable under the Severance Pay Agreements with Messrs. McFarren and Grossman, respectively, he will be entitled to receive accrued vacation pay in a lump sum and six monthly payments (not material in amount) equal to (i) the excess of the monthly premium for a converted individual life insurance policy over the premium previously paid for his group life insurance plus (ii) the excess of the monthly premium for health benefits under COBRA over the payroll withholding previously paid for group health benefits.

Section 280G Excise Tax Reimbursement and Income Tax Gross-Up

The Employment Agreements provide for the Company to reimburse the officer for any excise tax he is required to pay pursuant to Section 280G of the Code and for any taxes with respect to such reimbursement. Using the estimates of costs of the other benefits and perquisites referred to under the caption Resignation After Change of Control of the Company-Benefits and Perquisites, the Company estimates* that the reimbursement of excise taxes and gross-up for Personal Income Taxes would total $2,435,779 for Mr. Benaroya and $1,656,370 for Mr. Remeta. Mr. Carroll would not incur an excise tax because the amount payable to him is less than his “safe harbor” amount under the Code as a result, among other transactions, of stock option exercises and related sales of Company stock (see, Option Exercises and Stock Vested in Fiscal 2006-Option Awards).

____

*Assuming (i) the highest marginal tax rates with New Jersey as the place of residence and (ii) termination of employment at fiscal 2006 year-end.

See, also, Acceleration of Vesting of Equity-Based Compensation Awards During Employment.

Resignation After Change of Control of the Company

Introduction

Corporate officers often look to severance agreements to provide them protection for lost professional opportunities in the event of a change of control of their employer. Consequently, they may assign significant value to severance agreements.

In 2006, the Board, upon the recommendation of the Compensation Committee, approved the continuation of the following agreements intended to motivate Company officers to remain in the Company’s employ both under ordinary circumstances and in the sensitive time when a transaction to change the control of the Company might be pending.

Severance

The Benaroya Employment Agreement permits Mr. Benaroya to resign from the Company’s employ within 10 business days after first receiving written notice of a change of control of the Company (see, Definition of Change of Control of the Company) and obtain reduced severance pay of a lump sum equal to the product of three times the sum of (i) his contractual annual rate of base salary immediately prior to his resignation plus (ii) $20,000, which would have amounted to a total payment of $2,271,000 at fiscal 2006 year-end.

If the Chief Executive Officer leaves the Company’s employ under any circumstances within 90 days after a change of control of the Company, the Remeta Employment Agreement and the Carroll Employment Agreement permit them to resign from the Company’s employ within 10 business days. If Mr. Remeta resigns under these circumstances, he is entitled to receive reduced severance pay of a lump sum equal to the product of three times the sum of (i) his contractual annual rate of base salary immediately prior to his resignation plus (ii) $4,000, which would have amounted to a total payment of $1,626,000 at fiscal 2006 year-end. If Mr. Carroll resigns under these circumstances, he is entitled to receive reduced severance pay of a lump sum of three times his contractual annual rate of base pay immediately prior to his resignation, which would have amounted to a total payment of $960,000 at fiscal 2006 year-end.

Benefits and Perquisites

In the event Messrs. Benaroya, Remeta and Carroll, respectively, resign after a change of control of the Company in compliance with the terms described above under the caption Severance, they will be entitled under the Employment Agreements to:

-	receive accrued vacation pay in a lump sum

-

exercise all outstanding options to purchase Company Common Stock and SAR’s whether or not then exercisable (see, Outstanding Equity Awards At Fiscal 2006 Year-End-Option Awards-Number of Securities Underlying Unexercised Options), which acceleration of exercisability at the end of fiscal 2006 would have a present value* of $20,032 for Mr. Carroll (Messrs. Benaroya and Remeta did not hold any unexercisable options at the end of fiscal 2006 and their SAR’s were “under water”)

-

remove the restrictions on the transfer of unvested shares of restricted stock (see, Outstanding Equity Awards At Fiscal 2006 Year-End - Stock Awards - Number of Shares or Units of Stock That Have Not Vested), which at the end of fiscal 2006 would have resulted in early transfers having a present value* of $679,569 for Mr. Benaroya, $453,046 for Mr. Remeta and $90,608 for Mr. Carroll

-

exclusive use of an assigned Company-owned auto for three years after leaving the Company’s employ, which the Company estimates would cost a total over the three-year period of $66,024 for Mr. Benaroya, $51,300 for Mr. Remeta and $51,300 for Mr. Carroll**

-

receive statutory COBRA health insurance benefits, including supplemental preventive medicine services, for him and his dependents, if any, at Company expense until the COBRA benefits expire and, thereafter, equivalent reimbursement of healthcare expenses directly by the Company through the remainder, if any, of the term of his Employment Agreement (ending September 3, 2011), for which, assuming coverage of the officer and a single dependent, including the waiver of premiums for statutory COBRA benefits, the Company estimates the present value*** would be $232,101 for each of Mr. Benaroya and Mr. Remeta and $24,071 for Mr. Carroll

_____

*The present value assumes an interest rate of 5.07% per annum, a short term (36 months or less) discount rate of 5.78% per annum and a mid-term discount rate of 5.44% per annum.

** Based on depreciation on the Company-owned autos that Messrs. Benaroya and Carroll, respectively, used for both business and personal travel at fiscal 2006 year-end and on the established allowance for lease rentals by the Company for an auto to be used by Mr. Remeta (these amounts were not discounted to present value because the amount of the discounts would not be material).

*** Based on the present value of (i) waived monthly premiums for COBRA coverage for 18 months and (ii) for the next 42 months, for Messrs. Benaroya and Remeta, respectively, the premiums for an individual health insurance policy issued by Horizon Blue Cross/Blue Shield and for Mr. Carroll the premiums for Medicare coverage and private supplemental insurance. The present value assumes inflation in premiums of 4.08% per annum, a short term (36 months or less) discount rate of 5.78% per annum and a mid-term discount rate of 5.44% per annum. Except for COBRA mandates to continue group healthcare benefits for a defined period, the Company has no post-employment obligations to other associates with respect to healthcare and has not adopted assumptions under FAS 106 with respect thereto.

-

convert his group life insurance to individual coverage at the Company’s expense through the remainder of the term of his Employment Agreement, which over that period would cost a total of $63,996 for Mr. Benaroya, $57,696 for Mr. Remeta and $36,036 for Mr. Carroll based on their ages at fiscal 2006 year-end (these amounts were not discounted to present value because the amount of the discounts would not be material)

-

receive a lump sum reimbursement of the amount of federal and state income taxes and related payroll taxes (“Personal Income Taxes”) with respect to the payments referred to in the two preceding bullet points, in the respective amounts* of $246,404 for Mr. Benaroya, $241,161 for Mr. Remeta and $50,019 for Mr. Carroll

Further, after a resignation under the foregoing circumstances, Messrs. Benaroya and Remeta, respectively, will be entitled to have the Company continue to pay for an individual life insurance policy with coverage of $4,880,000 for Mr. Benaroya and $1,320,000 for Mr. Remeta for the remainder of the term of his Employment Agreement, which would cost a total over that period of $127,946 for Mr. Benaroya and $39,942 for Mr. Remeta based on their ages at fiscal 2006 year-end (these amounts were not discounted to present value because the amount of the discounts would not be material).

Section 280G Excise Tax Reimbursement and Income Tax Gross-Up

The Employment Agreements provide for the Company to reimburse the officer for any excise tax he is required to pay pursuant to Section 280G of the Code and for any taxes with respect to such reimbursement. Using the estimates of costs of the benefits and perquisites referred to in the preceding paragraphs, the Company estimates* that the reimbursement of excise taxes and gross-up for Personal Income Taxes would total $1,668,514 for Mr. Benaroya, and $1,189,626 for Mr. Remeta. Mr. Carroll would not incur an excise tax because the amount payable to him is less than his “safe harbor” amount under the Code as a result, among other transactions, of stock option exercises and related sales of Company stock (see, Option Exercises and Stock Vested in Fiscal 2006-Option Awards).

_____

* Assuming (i) the highest marginal tax rates with New Jersey as the place of residence and (ii) termination of employment at fiscal 2006 year-end.

See, also, Acceleration of Vesting of Equity-Based Compensation Awards During Employment.

Definition of “Change of Control of the Company”

The Benaroya Employment Agreement includes a “single trigger” for benefits available upon a change of control of the Company. Change of control means one or more of the following events:

-

any person or group acquires Company stock if, after such acquisition, the person or group is the beneficial owner of 30% or more of the outstanding stock but excluding, among other acquisitions, any acquisition by Mr. Benaroya, his spouse, any descendant of his parents, the spouse of any such descendant or the estate of any of the foregoing or any other person who acts in concert with Mr. Benaroya

-

the Company merges or consolidates with another corporation or transfers in a single transaction or in a related series of transactions substantially all of the assets of the Company unless Mr. Benaroya sends the Company a written consent to the transaction beforehand

-

the incumbent members of the Company’s Board of Directors cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a Director whose election, or nomination for election by the Company’s stockholders, was approved by vote of a majority of the Directors at the time shall be considered to be an incumbent Director but excluding for this purpose any such individual whose initial election is in connection with an actual or threatened election contest relating to the election of Directors

If the Chief Executive Officer leaves the Company’s employ under any circumstances within 90 days after a change of control of the Company, the Remeta Employment Agreement and the Carroll Employment Agreement permit them to resign from the Company’s employ within 10 business days and obtain pay, benefits and perquisites as outlined above.

Restrictive Covenants

The Employment Agreements with Messrs. Benaroya, Remeta and Carroll contain covenants that they will not hire any Company associate away from its employ, disclose any proprietary information of the Company for any unauthorized purpose, work for any competitor of the Company or invest in any competitor of the Company, provided, however, that investments in not more than 3% of the voting securities of any company whose stock is listed on a stock exchange or in the over-the-counter market is permissible. These covenants apply during the contract term, that is, until September 3, 2011, and thereafter for periods ranging from 18 months to 36 months. Further, the Employment Agreements provide that the officers will never publicly disparage the Company.

The Severance Pay Agreements with Messrs. McFarren and Grossman contain covenants that they will not hire any Company associate away from its employ, disclose any proprietary information of the Company for any unauthorized purpose or publicly disparage the Company. These covenants apply during employment and for 12 months thereafter.

Acceleration of Vesting of Equity-Based Compensation Awards During Employment

2006 Plan

Even though grantees remain in the Company’s employ, the 2006 Plan provides for acceleration of benefits upon the earliest to occur of:

-

the date that any one person or group acquires ownership of stock of the Company that, together with stock already held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company

-

the date that any one person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company

-

the date that any one person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the consolidated assets of the Company immediately prior to such acquisition or acquisitions

-

a majority of members of the Board being replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election

After any change described in the preceding paragraph occurs:

-	all outstanding SAR’s, whether or not then exercisable, shall be exercisable (however, at the end of fiscal 2006, the SAR’s held by the officers of the Company were “under water”)

-

the restrictions on the transfer of unvested shares of restricted stock (see, Outstanding Equity Awards At Fiscal 2006 Year-End-Stock Awards-Number of Shares or Units of Stock That Have Not Vested) shall be removed, which at the end of fiscal 2006 would have resulted in early transfers having a present value* of $679,569 for Mr. Benaroya, $453,046 for Mr. Remeta, $90,608 for Mr. Carroll, $45,305 for Mr. McFarren and $22,652 for Mr. Grossman

-

maximum Incentive Compensation shall be paid for the season in which the change occurs (the maximum Incentive Compensation payout would have been $442,200 for Mr. Benaroya, $269,000 for Mr. Remeta, $128,000 for Mr. Carroll, $96,000 for Mr. McFarren and $47,500 for Mr. Grossman, based on fiscal 2006 base salary levels)

______

*The present value assumes an interest rate of 5.07% per annum, a short term (36 months or less) discount rate of 5.78% per annum and a mid-term discount rate of 5.44% per annum.

Earlier Stock Option Plans

Certain stock options issued under the stock option plans that preceded the 2006 Plan remain outstanding. Even though grantees remain in the Company’s employ, these earlier plans provide for acceleration of vesting of stock options upon the occurrence of one or more of the following events:

-

any person or group acquires Company stock if, after such acquisition, the person or group is the beneficial owner of 20% or more of the outstanding stock but excluding, among other acquisitions, any acquisition by Mr. Benaroya

-

the Company merges or consolidates with another corporation or transfers in a single transaction or in a related series of transactions substantially all of the assets of the Company unless the Board indicates beforehand that a change of control of the Company is not involved

-

the incumbent members of the Company’s Board of Directors cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a Director whose election, or nomination for election by the Company’s stockholders, was approved by vote of a majority of the Directors at the time shall be considered to be an incumbent Director but excluding for this purpose any such individual whose initial election is in connection with an actual or threatened election contest relating to the election of Directors

After any change described in the preceding paragraph occurs, all outstanding stock options will be exercisable (see, Outstanding Equity Awards At Fiscal 2006 Year-End-Option Awards-Number of Securities Underlying Unexercised Options), which acceleration of vesting at the end of fiscal 2006 would have a present value* of $20,032 for Mr. Carroll, $65,473 for Mr. McFarren and $23,743 for Mr. Grossman. (Messrs. Benaroya and Remeta did not hold any unexercisable options at the end of fiscal 2006.)

______

*The present value assumes an interest rate of 5.07% per annum, a short term (36 months or less) discount rate of 5.78% per annum and a mid-term discount rate of 5.44% per annum.

Section 280G Excise Tax Reimbursement and Income Tax Gross-Up

If any change described in the first paragraph under the caption 2006 Plan above occurs and the employment of an officer is terminated within a year thereafter as described under Resignation After Change of Control of the Company or Termination By The Company Without Cause, the provisions of Section 280G of the Code would apply to (i) the excess, if any, at the time of the change of the maximum Incentive Compensation over the amount of Incentive Compensation otherwise payable and (ii) the value attributable to the acceleration of vesting of equity-based compensation awards at the time of the change. In the case of Messrs. Benaroya and Remeta, such amounts, if any, together with any subsequent severance payments, would be subject to the excise tax imposed by Section 280G of the Code. In turn, Messrs. Benaroya and Remeta would be entitled to reimbursement by the Company of amounts of excise tax and a gross-up by the Company to reimburse the amount of Personal Income Taxes with respect to the excise tax reimbursement.

The Board of Directors has determined that the members of the Compensation Committee are independent, as that term is defined in the Rule 4200(a)(15) of the NASDAQ Manual. Additionally, each member of the Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and a “non-employee director” with the meaning of Rule 16b-3(b)(3)(i) of the Exchange Act.

COMPENSATION COMMITTEE REPORT

To the stockholders:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended February 3, 2007 that has been filed with the Securities and Exchange Commission and the Company’s proxy statement in connection with the 2007 Annual Meeting of Stockholders.

Dated: May 17, 2007	Respectfully Submitted, COMPENSATION COMMITTEE Joseph Ciechanover, Chairman Michael Goldstein Vincent P. Langone

The information in the Compensation Committee Report shall not be deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or to the liabilities of Section 18 of the Exchange Act.

Fiscal 2006 Director Compensation

Name	Fees Earned or Paid in Cash	Option Awards(1)	All Other Compensation(2)	Total

Joseph A. Alutto	$79,000	$17,771	$37,342	$134,113
Joseph Ciechanover	$73,000	$17,771	$63,804	$154,575
Ross B. Glickman	$26,000	$ 7,573	$12,407	$ 45,980
Michael Goldstein	$65,000	$17,771	$37,342	$120,113
Ilan Kaufthal	$55,000	$17,771	$37,342	$110,113
Vincent P. Langone	$52,000	$17,771	$37,342	$107,113
Richard W. Rubenstein	$56,000	$17,771	$37,342	$111,113

Footnotes appear on following page.

Footnotes to table on preceding page.

_____

(1)

This column represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2006 for the fair value of stock options previously granted in fiscal 2006, as well as prior fiscal years. The fair value was estimated using the Black-Scholes option-pricing model in accordance with SFAS 123R. The assumptions made in the valuation are set forth in note 12, Share Based Compensation, to the Company’s financial statements contained in the 2006 Annual Report to Stockholders, which accompanies this proxy statement (except that the impact of expected forfeitures has been excluded from this table). The aggregate number of stock options outstanding at fiscal 2006 year-end was 38,000 for Mr. Alutto, 20,600 for Mr. Ciechanover, 5,000 for Mr. Glickman, 32,000 for Mr. Goldstein, 35,000 for Mr. Kaufthal, 38,000 for Mr. Langone and 52,000 for Mr. Rubenstein. The grant date fair value of the stock option granted to each nonmanagement Director in fiscal 2006 was $8.75 computed in accordance with FAS 123R. No stock awards or non-equity incentive plan compensation awards were granted to nonmanagement Directors.

(2)

This column represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2006 for the fair value of stock appreciation rights to be settled in cash (“Cash SAR’s”) granted in fiscal 2006 as well as prior fiscal years, in accordance with SFAS 123R.

In fiscal 2006, each Director not employed by the Company received a $2,000 quarterly retainer, $4,000 for each Board meeting that he attended and $1,000 for each day on which he attended one or more committee meetings. Also, a Director received an extra $1,000 if he chaired a committee meeting.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of shares of Common Stock of the Company by persons known by the Company to be the beneficial owners of more than 5% of the outstanding shares. All information was determined in accordance with Rule 13d-3 under the Exchange Act in reliance on information in filings by the persons listed with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Outstanding Shares (1)

Mr. Raphael Benaroya (2) c/o United Retail Group, Inc. 365 West Passaic Street Rochelle Park, New Jersey 07662	2,516,571	17.6%

Systematic Financial Management, L.P.(3) 300 Frank W. Burr Blvd. Glenpointe East, 7th Floor Teaneck, NJ 07666	1,195,880	8.6%

Footnotes appear on following page.

Footnotes to table on preceding page.

__________________

(1)

Calculated as of May 9, 2007, the record date for the Annual Meeting, and includes in the number of outstanding shares 279,870 shares that are held by the trustee of the Company’s Supplemental Retirement Savings Plan and voted by an administrative committee of Company personnel.

(2)

Includes 362,000 shares which may be acquired by the exercise of stock options by July 16, 2007. Mr. Benaroya has the sole right to vote and dispose of the outstanding shares, except that 1,745,147 shares are pledged to secure repayment of margin loans from a stock broker and 75,000 other shares are subject to future satisfaction of a vesting schedule. Excludes 279,870 shares that are held by the trustee of the Company’s Supplemental Retirement Savings Plan and voted by an administrative committee of Company personnel and 10,000 shares held by a private charitable foundation, as to which he disclaims beneficial ownership. Information about Mr. Benaroya’s holdings is as of May 9, 2007.

(3)

An investment adviser with the sole right to dispose of these shares and the sole right to vote 524,800 of these shares. Information about Systematic Financial Management, L.P.’s holdings is as of December 31, 2006.

The Board of Directors has determined that the members of the Audit Committee are independent, as that term is defined in Rules 4200(a)(15) and 4350(d)(2)(A) of the NASDAQ Manual and Rule 10A-3 (b) (1) (ii) under the Exchange Act.

AUDIT COMMITTEE REPORT

To the stockholders:

Pursuant to the provisions of its Restated Charter (the “Charter,” which is posted under the “Corporate Governance” tab of the Company’s website at unitedretail.com), the Audit Committee of the Board (the “Committee”) took the following actions, among others, with respect to fiscal 2006:

(a)         The Committee reviewed the Company’s audited consolidated financial statements and discussed them with management, who represented that they were prepared in accordance with generally accepted accounting principles.

(b)         The Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication With Audit Committees) (Codification of Statements on Auditing Standards, AU 380).

(c)          The Committee received the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) from the independent registered public accounting firm. The Audit Committee also discussed their independence with the independent registered public accounting firm.

Based on the foregoing financial statement review, management representation, and auditor disclosures and discussions, and subject to the limitations of the Committee’s role and responsibilities referred to in the Charter, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K that has been filed with the Securities and Exchange Commission and included as part of the Company’s Annual Report to Stockholders.

Dated: May 17, 2007	Respectfully Submitted, AUDIT COMMITTEE Joseph A. Alutto, Chairman Joseph Ciechanover Michael Goldstein

The information in the Audit Committee Report shall not be deemed to be “soliciting material,” or to be “filed” with the Commission or subject to Regulation 14A or to the liabilities of Section 18 of the Exchange Act.

TRANSACTIONS WITH RELATED PERSONS

The Restated Charter of the Audit Committee, which is posted under the “Corporate Governance” tab of the Company’s website at unitedretail.com, provides for the Committee’s review of all transactions with parties related to the Company required to be disclosed by Item 404(a) of Regulation S-K under the Exchange Act.

Further, the Company’s Associates Code of Business Ethics provides that all such transactions involving associates employed by the Company are subject to review by the Audit Committee, whose affirmative approval or ratification will be required. The Company’s Associates Code of Business Ethics has been filed with the Commission as Exhibit No. 14 to the Company’s Quarterly Report on Form 10-Q for the period ended October 28, 2006 and is available online at www.sec.gov.

The Committee’s process includes an annual review of questionnaires completed by all Directors and all officers of the Company and its subsidiaries with regard to such transactions. The Committee’s review of such transactions will include, among other things, compliance with applicable laws and regulations, including the NASDAQ Global Market rules, and the relevant circumstances.

CERTAIN TRANSACTIONS

The Company is required to bear the expenses of registering outstanding shares of Common Stock under the Securities Act of 1933 (the “Securities Act”) for resale as follows. Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, and the Company are among the parties to the Restated Stockholders’ Agreement, dated December 23, 1992 (as amended, the “Stockholders’ Agreement”). Pursuant to the Stockholders’ Agreement, Mr. Benaroya has the right (“Demand Registration Right”) to require the Company to prepare and file a registration statement under the Securities Act with respect to an offering of not more than 2,687,500 shares of Common Stock. Further, in the event that the Company proposes to register any of its securities under the Securities Act for its own account (subject to certain exceptions), or pursuant to the exercise of the Demand Registration Right, the other parties to the Stockholders’ Agreement, including George R. Remeta, the Vice Chairman and Chief Administrative Officer of the Company, and certain other stockholders, are entitled to include shares in such registration, subject to the right of the underwriters of any such offering to limit the number of shares included in such registration.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Replacement of Independent Registered Public Accounting Firm

(a)	Previous Independent Registered Public Accounting Firm.

(i)       On May 2, 2005, the Company dismissed PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm. The Company’s Audit Committee participated in and approved the decision to change independent registered public accounting firms.

(ii)      The reports of PwC on the Company’s financial statements for fiscal 2004 and fiscal 2003 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

(iii)     During fiscal 2003 and fiscal 2004 and through May 2, 2005, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference thereto in their reports on the financial statements for such years.

(iv)    During fiscal 2003 and fiscal 2004 and through May 2, 2005, there were no reportable events (as defined in Regulation S-K Item 304 (a)(1)(v) and referred to herein as “Reportable Events”), except as follows.

As disclosed in the Company’s Quarterly Report on Form 10-Q for the third quarter of fiscal 2004, in December 2004 the Company re-evaluated the manner in which it accounted for construction allowances and other concessions from landlords of retail stores leased by the Company (“Construction Allowances”) on its balance sheets and statements of cash flows. The Company’s accounting for Construction Allowances had been to amortize such costs over the minimum lease term on a straight line basis, as part of buying and occupancy costs in its statements of operations, which conformed with generally accepted accounting principles. However, in its detailed accounts, the Company historically had followed the practice of recording this amortization as a reduction of depreciation expense, rather than rent expense. Additionally, on the Company’s balance sheets, the unamortized portion of Construction Allowances had been netted against fixed assets and not presented as a deferred credit. Further, the Company’s statements of cash flows had reflected Construction Allowances received as a reduction of capital expenditures (within “investing” cash flows) rather than as an operating lease activity (within “operating” cash flows). Such presentations were not in conformity with generally accepted accounting principles.

In order to correct its accounting, the Company filed with the Commission amendments to its Annual Report on Form 10-K for fiscal 2003 and its Quarterly Reports on Form 10-Q for the first and second quarters of fiscal 2004 to restate its balance sheets and statements of cash flows and revise its financial statement footnotes and other disclosures. In the restatements, among other things, the Company established a deferred credit on the balance sheets for the unamortized portion of Construction Allowances, rather than netting these amounts against fixed assets, and presented Construction Allowances received within operating activities in its statements of cash flows. (More detailed information about the restatements is contained in the Company’s Annual Report on Form 10-K/A for fiscal 2003.)

At January 29, 2005, the Company’s staffing and technical accounting expertise and related processes in its financial reporting function were not fully in place to render remote the likelihood of a material misstatement in the financial statements. This inadequacy was a control deficiency that resulted in the Company’s inability to properly reflect certain items in its financial statements, including Construction Allowances. As a result, the Company restated its fiscal 2003, 2002 and 2001 financial statements and certain fiscal 2004 and 2003 interim financial statements, as noted in the preceding paragraph. In addition, the control deficiency resulted in an audit adjustment to the draft fiscal 2004 financial statements to correct a misstatement of liabilities for income tax exposures and of provision for (benefit from) income taxes in regard to tax matters that had been settled. (More detailed information about liabilities for income tax exposures and provision for (benefit from) income taxes is contained in the Company’s Annual Report on Form 10-K for fiscal 2004.) Management concluded that this control deficiency was a material weakness at January 29, 2005 and advised the Audit Committee to that effect. Because of this, the Company performed additional procedures to ensure that the financial statements at and for the year ended January 29, 2005 were fairly presented in all material respects in accordance with generally accepted accounting principles.

Also, in connection with the audit of the Company’s financial statements for fiscal 2004, PwC communicated to the Company in December 2004, and to the Audit Committee in a letter, dated April 22, 2005, that:

“we considered the above to be indicative of a material weakness, as controls were not in place to reduce to a relatively low level the risk that misstatement in amounts that would be material in relation to the financial statements may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions . . . Based on our observations of the control deficiencies noted above, we consider that the Company’s staffing and technical accounting expertise in its financial reporting function was not adequate to permit the Company to prepare consolidated financial statements in conformity with generally accepted accounting principles and that this could result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected by the Company’s internal control . . . The Company should continue to strengthen procedures to evaluate and monitor its ongoing compliance with all generally accepted accounting principles, and address all changes that impact accounting and reporting matters. The Company should ensure that it has sufficient staffing in its financial reporting function, with appropriate technical qualifications and tasked with ensuring ongoing compliance with relevant accounting and financial reporting requirements.”

The Company implemented measures to correct the material weakness described above. Management conducted a formal assessment, in which the Company’s Chief Executive Officer and Chief Financial Officer participated, of the effectiveness of the Company’s internal control over financial reporting as of January 28, 2006 using the criteria set forth in “Internal Control - Integrated Framework,” a publication issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that the Company’s internal control over financial reporting was effective as of January 28, 2006.

(b)	Successor Independent Registered Public Accounting Firm.

The Company’s Audit Committee participated in and approved decisions to engage Eisner LLP as its independent registered public accounting firm on May 2, 2005 and to renew the engagement for fiscal 2006 and fiscal 2007. During fiscal 2003 and fiscal 2004 and through May 2, 2005, the Company did not consult with Eisner LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements (and neither a written report nor oral advice was provided to the Company by Eisner, LLP) or (ii) any Reportable Event.

Representatives of Eisner are expected to be present at the 15th Annual Meeting of Stockholders, to respond to appropriate questions and to make statements, if they so desire.

Authorization of Auditors’ Fees

The Audit Committee follows a process of approving in advance (i) audit services, (ii) the scope of each category of non-audit services by the audit firm, and (iii) a budget for such services. Fees over budget must be approved by the Chair of the Committee.

Audit Fees

Aggregate fees and expenses for professional services rendered in connection with (i) the audit of the Company’s consolidated financial statements, including for fiscal 2006 attestation in connection with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) and (ii) the review of the Company’s unaudited condensed consolidated interim financial statements were approximately $545,000 with respect to fiscal 2006 and approximately $337,000 with respect to fiscal 2005.

Audit Related Fees

The other services rendered by Eisner LLP that were reasonably related to the performance of audits were in connection with readiness work for compliance with Section 404. The fees for these services, which were in fiscal 2005, were authorized by the Audit Committee. The aggregate fees and expenses therefor were approximately $134,000.

All Other Fees

No fees for tax services or other fees were paid to Eisner LLP with respect to fiscal 2006 and fiscal 2005.

OTHER MATTERS

The Board of Directors knows of no matters to be brought before the 15th Annual Meeting of Stockholders other than those described in this Proxy Statement. However, if other matters should come before the meeting, it is the intention of each of the persons named in the proxy to vote in accordance with his judgment on such matters.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Directors of the Company, principal stockholders of the Company, officers of the Company and executive officers of its subsidiaries have a personal responsibility to file with the Commission Statements of Changes in Beneficial Ownership with respect to the Company’s Common Stock, designated as Form 4’s. The Form 4’s are required to be filed, with certain exceptions, if a reporting person acquires or disposes of beneficial ownership of the Company’s Common Stock. Transactions not included on a Form 4, either pursuant to an exemption under the rules or through inadvertence, are required to be reported after the end of the fiscal year on Annual Statements of Changes in Beneficial Ownership, designated as Form 5’s.

The Form 4’s and Form 5’s filed with respect to transactions in fiscal 2006 disclose certain late filings. In fiscal 2006, an executive officer of United Retail Incorporated, Ellen Demaio, made late filings of three Form 4’s with respect to 14 transactions for the sale of a total of 19,000 shares of Company stock. The filings were delayed as a result of her inadvertence.

STOCKHOLDER PROPOSALS, NOMINATIONS AND OTHER COMMUNICATIONS

Stockholder Proposals

If a stockholder would like to include a proposal in the Company’s Proxy Statement and form of proxy for the 2008 Annual Meeting of Stockholders, it must be delivered to, or mailed and received by, the Company’s Corporate Secretary no later than January 21, 2008. Proposals must be addressed to the Corporate Secretary at United Retail Group, Inc., 365 West Passaic Street, Rochelle Park, New Jersey 07662.

The Company’s Amended and Restated Bylaws provide that in order for a stockholder to bring business before an Annual Meeting (other than a proposal submitted for inclusion in the Company’s proxy materials), written notice to the Company’s Corporate Secretary must be delivered or mailed and received not less than 90 days prior to the first anniversary of the date of the immediately preceding Annual Meeting of Stockholders. The notice must contain information required by the then current Bylaws, including, among other things, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the Annual Meeting, the name and address of the stockholder proposing the business, the number of shares of the Company’s stock owned beneficially or of record by the stockholder, any material interest of the stockholder in the business proposed, and other information required to be provided by the stockholder pursuant to the proxy rules of the Commission. If a stockholder fails to submit the notice in time, then the proposed business will not be considered at the 2008 Annual Meeting. Additionally, in accordance with Rule 14a-4(c)(1) under the Exchange Act, management proxyholders intend to use their discretionary voting authority with respect to any stockholder proposal raised at the 2008 Annual Meeting as to which the proponent fails to notify the Company on time. Notifications must be addressed to the Corporate Secretary at United Retail Group, Inc., 365 West Passaic Street, Rochelle Park, New Jersey 07662. A copy of the full text of the Bylaw provisions relating to the advance notice procedure may be obtained by writing to the Corporate Secretary at that address.

Nominations for Election as Directors

Any nominations for election as Directors of the Company that a stockholder intends to present at the 2008 Annual Meeting of Stockholders must be received in proper form by the Corporate Secretary of the Company at the principal executive offices of the Company not less than 90 days prior to the first anniversary of the date of the immediately preceding Annual Meeting of Stockholders. Otherwise, they will be omitted by the Company from the proxy statement and form of proxy relating to that meeting and may not properly be brought before the meeting.

Recommendations to Nominating Committee

The Nominating Committee’s review process for candidates for nomination commences at the beginning of December each year. A stockholder wishing to submit the name of one or more candidates for consideration by the Committee should do so by letter to the Committee in care of the Company’s Corporate Secretary addressed to United Retail Group, Inc., 365 West Passaic Street, Rochelle Park, New Jersey 07662 and delivered, or mailed and received, before the beginning of December. An address should be provided for the candidate(s) to receive application materials, including a consent to background and reference checks by the Committee and an autobiographical questionnaire, to be completed, signed and returned to the Secretary. Candidates should be available for interviews upon request.

The Nominating Committee will consider the comparative qualifications of (i) incumbent Directors who are willing to stand for reelection, (ii) other candidates, if any, whom the Committee invites to apply and (iii) volunteers, if any, including any recommended in a timely manner by a stockholder of the Company.

The Nominating Committee charter lists the following qualifications for nominees for election as Directors of the Company: (i) a reputation for personal and professional integrity, (ii) a temperament suitable for collegial relationships, (iii) substantial experience in senior level business and professional activities relevant to some aspect of the Board’s work and (iv) a good understanding of the strategic drivers of the consumer goods industry and related businesses. The business and professional experience of the nominees on the slate recommended by the Nominating Committee will be varied and complementary.

The Nominating Committee charter lists the following disqualifications for nominees for election as Directors of the Company: (v) a direct or indirect material financial interest adverse to the Company, (w) affiliation with a business that competes with the Company, (x) a felony conviction other than one predicated on the operation of a motor vehicle, (y) a finding by a court of competent jurisdiction in a civil action or by the SEC of a violation of any Federal or State securities law or fiduciary obligation (such as arising from the duties of an officer or director of a corporation) or a finding by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission (the “CFTC”) of a violation of any Federal commodities law, or (z) an order, judgment, or decree of any court of competent jurisdiction, permanently or temporarily enjoining or otherwise limiting any of the following activities:

(1)     acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the CFTC, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any business, or engaging in or continuing any conduct or practice in connection with such activity;

(2)	practicing any licensed profession;

(3)	engaging in any type of business practice; or

(4)     engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws.

Further, the Corporate Governance Principles adopted by the Company’s Board of Directors states that a director may not serve on a board of a company with a significant competitive line of products.

Board member nominees are identified and considered on the basis of knowledge, experience, integrity, leadership, reputation and ability to understand the Company’s business. Nominees are screened to ensure that each candidate has qualifications that complement the overall core competencies and experience base of the Board. Candidates that appear to be qualified are interviewed by a majority of the Nominating Committee. Qualified candidates are also interviewed by the Company’s Chairman and Chief Executive Officer. (The Nominating Committee will include candidates timely recommended to it by stockholders in its review process.)

The Nominating Committee will vote in executive session on candidates sequentially in the order determined by the Committee Chair. Each candidate getting the affirmative vote of a majority of the Committee will be placed on the recommended slate, not to exceed the number of Board seats.

Correspondence directed to the Nominating Committee submitting names of candidates for consideration by the Committee shall not satisfy the requirement to give formal notice of intent to present nominations at the Annual Meeting of Stockholders.

Other Stockholder Communications

Stockholders can send communications to the whole Board or to individual Directors by mail to the attention of the Company’s Corporate Secretary addressed to United Retail Group, Inc., 365 West Passaic Street, Rochelle Park, New Jersey 07662. All such communications will be forwarded to the intended recipient except advertisements soliciting business from the Company and the like.

EXPENSES OF SOLICITATION

The expenses of preparing, assembling, printing and mailing the proxy and the materials used in solicitation of proxies will be paid by the Company. In addition to the use of the mails, solicitation may be made by associates of the Company by telephone, e-mail, facsimile and personal interview.

By Order of the Board of Directors, /s/RAPHAEL BENAROYA Raphael Benaroya Chairman of the Board

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PROXY STATEMENT

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

UNITED RETAIL GROUP, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) RAPHAEL BENAROYA and GEORGE R. REMETA and each of them, with power of substitution in each, proxies to represent the undersigned and to vote, as noted below, all the common stock of UNITED RETAIL GROUP, INC. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on June 15, 2007 at 11:00 A.M., or any adjournments thereof.

(Continued and to be signed on the back)

1.	ELECTION OF DIRECTORS
Check one box below:

Nominees: Joseph A. Alutto, Raphael Benaroya, Joseph Ciechanover, Ross B. Glickman, Michael Goldstein, Ilan Kaufthal, Vincent P. Langone, George R. Remeta and Richard W. Rubenstein

[  ] FOR all nominees listed immediately below with the exception(s) indicated in handwriting further below

[ ] WITHHOLD AUTHORITY to vote for every nominee listed below

Instruction: To withhold authority to vote for one (or some) nominee(s), print the surname(s) in the space provided below.

Messr/s: _____________________________________________________________________

2.

To vote in their discretion: (i) upon the matters as may properly come before the meeting without proper and timely notice to the Company, (ii) as to the election of directors, if a box is not marked, (iii) for the election of a substitute for any of the nominees listed who become(s) unable to serve, and (iv) on matters incidental to the conduct of the meeting.

The shares represented hereby will be voted as instructed by the undersigned. If a box is not marked, the proxies appointed hereby intend to vote FOR all the nominees listed.

Please specify your vote by marking a box and date and sign your name(s) below.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature(s) _______________________________________Dated: __________________, 2007.